Exhibit 99.3

FELDMAN FINANCIAL ADVISORS, INC.

1725 K STREET, NW• SUITE 205

WASHINGTON, DC 20006

202-467-6862

(FAX) 202-467-6963

Bank of New Orleans

Metairie, Louisiana

Conversion Valuation Appraisal Report

Valued as of March 13, 2007

Prepared By

Feldman Financial Advisors, Inc.

Washington, D.C.

FELDMAN FINANCIAL ADVISORS, INC.

1725 K STREET, NW• SUITE 205

WASHINGTON, DC 20006

202-467-6862

(FAX) 202-467-6963

March 13, 2007

Board of Directors

Bank of New Orleans

1600 Veterans Memorial Boulevard

Metairie, Louisiana 70005

Members of the Board:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of Bank of New Orleans (the “Bank”) in connection with the simultaneous conversion of the Bank from the mutual to stock form of organization, the issuance of the Bank’s capital stock to Louisiana Bancorp, Inc. (the “Company”), and the offering of shares of common stock of the Company for sale to certain depositors of the Bank and other members of the general public (collectively referred to herein as the “Conversion”). This Appraisal is furnished pursuant to the Bank’s regulatory filing of the Application for Conversion (“Form AC”) with the Office of Thrift Supervision (“OTS”).

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Bank that included discussions with the Bank’s management, the Bank’s legal counsel, Elias, Matz, Tiernan & Herrick L.L.P., and the Bank’s independent auditor, LaPorte, Sehrt, Romig & Hand. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

We also reviewed, among other factors, the economy in the Bank’s primary market area and compared the Bank’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Bank’s representation that the information contained in the Application and additional evidence furnished to us by the Bank and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent auditor, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Bank of New Orleans

March 13, 2007

Page Two

It is our opinion that, as of March 13, 2007, the estimated aggregate pro forma market value of the Bank was within a range (the “Valuation Range”) of $45,050,000 to $60,950,000 with a midpoint of $53,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $70,092,500. Thus, assuming an offering price of $10.00 per share of common stock, the Company will offer a minimum of 4,505,000 shares, a midpoint of 5,300,000 shares, a maximum of 6,095,000 shares, and an adjusted maximum of 7,009,250 shares.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The valuation reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

/s/ Trent R. Feldman
Trent R. Feldman President

/s/ Peter W. L. Williams
Peter W. L. Williams Principal

FELDMAN FINANCIAL ADVISORS, INC.

TABLE OF CONTENTS

TAB			PAGE
	INTRODUCTION		1

I.	Chapter One – BUSINESS OF BANK OF NEW ORLEANS
	General Overview		4
	Financial Condition		10
	Income and Expense Trends		19
	Interest Rate Risk Management		26
	Asset Quality		29
	Subsidiary Activity		32
	Office Facilities		33
	Market Area		34
	Summary Outlook		43

II.	Chapter Two – COMPARISONS WITH PUBLICLY TRADED THRIFTS
	General Overview		44
	Selection Criteria		45
	Recent Financial Comparisons		49

III.	Chapter Three – MARKET VALUE ADJUSTMENTS
	General Overview		61
	Earnings Prospects		62
	Financial Condition		64
	Market Area		64
	Management		66
	Dividend Policy		67
	Liquidity of the Issue		67
	Subscription Interest		68
	Stock Market Conditions		69
	Recent Acquisition Activity		71
	New Issue Discount		73
	Adjustments Conclusion		76
	Valuation Approach		76
	Valuation Conclusion		78

IV.	Appendix – EXHIBITS
	I	Background of Feldman Financial Advisors, Inc.	I-1
	II-1	Consolidated Balance Sheets	II-1
	II-2	Consolidated Income Statements	II-2
	II-3	Loan Portfolio Composition	II-3
	II-4	Net Lending Activity	II-4
	II-5	Investment Portfolio Composition	II-5
	II-6	Deposit Account Distribution	II-6
	II-7	Borrowed Funds Distribution	II-7
	II-8	Office Network	II-8
	III	Financial and Market Data for All Public Thrifts	III-1
	IV-1	Pro Forma Assumptions for Full Conversion Valuation	IV-1
	IV-2	Pro Forma Conversion Valuation Range	IV-2
	IV-3	Pro Forma Fully Converted Analysis at the Maximum Valuation	IV-3
	IV-4	Comparative Valuation Ratio Differential	IV-4

i

FELDMAN FINANCIAL ADVISORS, INC.

LIST OF TABLES

ii

FELDMAN FINANCIAL ADVISORS, INC.

INTRODUCTION

As requested, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of Bank of New Orleans (the “Bank”) in connection with the simultaneous conversion of the Bank from the mutual to stock form of organization, the issuance of the Bank’s capital stock to Louisiana Bancorp, Inc. (the “Company”), and the offering of shares of common stock of the Company for sale to certain depositors of the Bank and other members of the general public (collectively referred to herein as the “Conversion”). This appraisal report is furnished pursuant to the Bank’s regulatory filing of the Application for Conversion (“Form AC”) with the Office of Thrift Supervision (“OTS”).

In the course of preparing the Appraisal, we reviewed and discussed with the Bank’s management and the Bank’s independent accountants, LaPorte, Sehrt, Romig & Hand, the audited financial statements of the Bank’s operations for the years ended December 31, 2005 and 2006. We also reviewed and discussed with management other financial matters of the Bank.

Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank’s primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which the Bank operates and assessed the Bank’s relative strengths and weaknesses.

We examined and compared the Bank’s financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular.

FELDMAN FINANCIAL ADVISORS, INC.

We included in our analysis an examination of the potential effects of the Conversion on the Bank’s operating characteristics and financial performance as they relate to the estimated pro forma market value of the Bank.

In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because such the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The valuation reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial performance or management policies, and current conditions in the securities market for thrift institution

FELDMAN FINANCIAL ADVISORS, INC.

common stocks. Should any such developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

FELDMAN FINANCIAL ADVISORS, INC.

I. BUSINESS OF BANK OF NEW ORLEANS

General Overview

The Bank is a federally chartered mutual savings bank that was originally organized in 1909. In order to represent fully the broader list of services offered by the Bank, it changed its corporate name in August 2000 from Greater New Orleans Homestead, F.S.B. The Bank is headquartered in Metairie, Louisiana, approximately eight miles from downtown New Orleans. The Bank operates three branch offices in addition to its main office, although one branch remains temporarily closed due to flooding sustained during Hurricane Katrina in August 2005. As of December 31, 2006, the Bank had total assets of $219.7 million, total deposits of $150.3 million, and total equity of $29.2 million, or 13.29% of total assets.

The Bank is a community oriented savings bank offering a variety of deposit products as well as providing single-family residential loans, commercial and multi-family residential loans and, to a lesser degree, consumer loans primarily to individuals, families, and small to mid-sized businesses located in the greater New Orleans market area along with other areas in southern Louisiana and coastal Mississippi. As of December 31, 2006, $45.6 million or 49.6% of the Bank’s total loan portfolio consisted of one-to-four-family residential mortgage loans and $34.0 million or 37.0% consisted of multi-family residential, commercial real estate, and land loans.

During much of the prior decade, the Bank focused principally on increasing its capital level and improving its asset quality. At year-end 1990, the Bank had total assets of $215.7 million, total equity of $4.9 million or only 2.28% of assets, and non-performing loans amounting to 10.28% of total loans. Over the course of the previous decade, the Bank restored profitability and steadily increased its capital by contracting its operations, restructuring the

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balance sheet, concentrating on core businesses, and emphasizing operating efficiencies. By year-end 2004, the Bank’s equity capital had risen to $27.6 million or 11.65% relative to total assets of $236.7 million.

On August 29, 2005, Hurricane Katrina made landfall on the Louisiana-Mississippi Gulf Coast. The storm severely impacted the greater New Orleans market area. Certain of the Bank’s offices were damaged in the hurricane. For approximately two weeks after the storm, the Bank was unable to conduct any business due to civil evacuation orders in Jefferson and Orleans Parishes. In accordance with requests from the State of Louisiana and industry practice in the metropolitan New Orleans area, the Bank curtailed payment obligations on all outstanding loans for September, October, and November 2005. By year-end 2005, the Bank’s delinquent loans had increased to $24.8 million or 26.0% of total loans, as compared to $234,000 or 0.2% of total loans at June 30, 2005.

During the fourth quarter of 2005 and continuing into 2006, the Bank reviewed its loan portfolio and allowance for loan losses and considered the potential inherent losses in the portfolio. As a result, the Bank made a $2.2 million provision for loan losses in the fourth quarter of 2005. By the end of the first half of 2006, substantially all of the Bank’s outstanding loans as of August 29, 2005 had been repaid, brought current, or restructured. Subsequently, in 2006, the Bank recorded a $458,000 recovery on the allowance for loan losses due primarily to repayments of loans on which it made provisions in 2005, in most cases upon the borrower’s receipt of insurance proceeds. As of December 31, 2006, total delinquent loans had declined considerably to $126,000 or 0.1% of total loans.

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Rebuilding efforts are currently underway in metropolitan New Orleans. Despite the observable improvements from one year ago, many indicators suggest that the recovery effort is progressing slowly. Housing indicators are mixed at best, and available data demonstrate that less than 1% of homeowners who have applied for assistance through “The Road Home” program have received their home repair grants. Demand for essential services continues to overwhelm supply and basic infrastructure repairs continue to be stalled due to bureaucratic hurdles at the local, state, and federal levels. Recent employment figures for December 2006 indicate that the New Orleans area has 1ost 163,100 jobs or 27% of its workforce since Hurricane Katrina. Population data for December 2006 reveal that the metropolitan area has declined by over 300,000 persons or 23% since before the hurricane.

The Bank believes that, in the aftermath of Hurricane Katrina, there will continue to be significant long-term opportunities for it to participate in the rebuilding and relocation efforts in southern Louisiana and coastal Mississippi through lending and other banking services. In response to the momentous outflow of population from the City of New Orleans, the Bank believes that it will have greater opportunities for business development in Jefferson Parish and contiguous markets to the west and areas on the northern shore of Lake Ponchartrain. The Bank intends to focus on these areas and plans to add several new branch offices or loan production offices in these markets following the Conversion. The Bank also expects to consider markets in southern Mississippi as possible areas of expansion for lending and branching.

The Bank’s current business strategy is focused on operating a growing and profitable community-oriented financial institution. The primary elements of the Bank’s business strategy include the following:

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•

Grow the loan portfolio. Over the next few years following the Conversion, the Bank plans to add several residential/consumer loan officers and commercial loan officers. Given the consolidation occurring in the banking industry in southern Louisiana along with the stock-based benefit plans that it will offer after the Conversion, the Bank believes that it will be able to attract and retain qualified lending personnel. The Bank also intends to be more aggressive in purchasing loans or participation interests in loans that meet its underwriting standards. Because of current market conditions in the New Orleans metropolitan area, the Bank expects to consider purchasing loans originated outside its market area. In addition to facilitating loan growth, such purchases may lessen the geographic concentration of its loan portfolio. Furthermore, the net offering proceeds from the Conversion will allow the Bank to increase its capital and raise its loan-to-one borrowers limits, which will permit it to originate and retain for portfolio larger balances of multi-family residential, commercial real estate, and land loans.

•

Expand market area presence. The Bank intends to pursue opportunities to expand its market area by opening additional offices and, possibly, through acquisitions of other financial institutions. As noted previously, the Bank expects to focus on contiguous markets to the west of Jefferson Parish and on the north shore of Lake Ponchartrain. Additionally, the Bank may consider nearby markets in southern and coastal Mississippi.

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Maintain high asset quality. Even with the effects of Hurricane Katrina, the Bank continues to maintain a high level of asset quality. At December 31, 2006, the Bank’s non-performing loans amounted to $184,000 or 0.1% of total assets. The Bank attributes its excellent asset quality to prudent and conservative underwriting practices.

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Continue to provide exceptional customer service. As a community-oriented financial institution, the Bank prides itself in providing exceptional service as a means to attract and retain customers. In order to distinguish itself from the large regional banks operating in the local market area, the Bank emphasizes the delivery of personalized customer service. The Bank’s management team has strong ties to the local community, and believes it can respond quickly to address the banking needs of customers.

The Bank’s growth capacity will be dependent in part on its ability to hire additional qualified officers and staff. Following Hurricane Katrina and given the decline in population in metropolitan New Orleans, the pool of available, qualified job candidates is limited and no assurance can be given that the Bank will be able to attract and hire the additional personnel

FELDMAN FINANCIAL ADVISORS, INC.

needed for its growth plans. The Bank’s ability to grow also will be affected by local economic conditions. There continues to be considerable uncertainty regarding the long-term economic prospects for southern Louisiana after Hurricane Katrina. If the economy of New Orleans does not rebound, it could negatively affect the Bank’s ability to originate new loans and generate deposits. Because of the continuing uncertainties regarding the New Orleans metropolitan area, the Bank intends to focus its growth strategy in contiguous or outlying markets. The Bank realizes that there will be additional costs and uncertainties associated with any expansion of its branch network. There are also increased risks related to geographic expansion of its lending area as the Bank may not be as successful in assessing the credit risks that are inherent in different markets.

While the Bank’s present equity capital level is solid at 13.29% of assets as of year-end 2006, the Bank believes it must raise additional capital in order to facilitate its growth objectives and loan diversification, and provide a greater cushion in response to the heightened risk profile associated with its uncertain market area prospects and expansion risks. As a stock corporation upon completion of the Conversion, the Bank will be organized in the form used by commercial banks, most major corporations, and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of capital stock will allow the Bank the flexibility to increase its equity capital position more rapidly than by accumulating earnings.

The Bank also believes that the ability to attract new capital also will help address the needs of the communities it serves and enhance its ability to make acquisitions or expand into new businesses. After the Conversion, the Bank will have increased ability to merge with or acquire other financial institutions or business enterprises. Finally, the Bank expects to benefit

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from its directors, officers, and employees having stock ownership in its business, since that is viewed as an effective performance incentive and a means of attracting, retaining, and compensating directors and employees.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Bank’s economic and competitive environment, and recent management initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Bank’s consolidated balance sheets as of the years ended December 31, 2005 and 2006. Exhibit II-2 presents the Bank’s consolidated income statements for the years ended December 31, 2004 to 2006.

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Financial Condition

Table 1 presents selected data concerning the Bank’s financial position as of December 31, 2002 to 2006. Table 2 displays relative balance sheet concentrations for the Bank as of similar year-end periods.

Table 1

Selected Financial Condition Data

As of December 31, 2002 to 2006

(Dollars in Thousands)

	December 31,
	2006	2005	2004	2003	2002
Total assets	$219,726	$240,904	$236,748	$240,727	$220,047
Cash and cash equivalents	6,449	17,967	6,163	6,889	6,492
Investment securities:
Held-to-maturity	3,744	3,946	4,689	5,742	7,950
Available-for-sale	21,676	19,753	21,041	31,933	50,222
Mortgage-backed securities:
Held-to-maturity	57,545	55,243	53,068	41,394	53,655
Available-for-sale	34,015	43,568	58,030	76,921	26,712
Loans receivable, net	89,266	92,449	86,264	70,382	67,779
Total deposits	150,335	157,245	140,815	145,290	145,167
FHLB advances	35,242	50,313	66,408	66,741	46,623
Equity capital	29,198	26,912	27,590	26,626	26,124

Source: Bank of New Orleans, preliminary prospectus.

Asset Composition

The Bank’s total assets amounted to $219.7 million at December 31, 2006, a $21.1 million or 8.8% decrease over total assets at December 31, 2005. During 2006, the primary reasons for the reduction in total assets were an $11.5 million or 64.1% decrease in cash and cash equivalents, a $7.6 million or 12.1% decrease in available-for-sale securities, and a $3.2 million, or 3.4% decrease in net loans. The downsizing of the Bank’s balance sheet at December 31,

FELDMAN FINANCIAL ADVISORS, INC.

2006 compared to December 31, 2005 reflected, in large part, the effects of Hurricane Katrina. There was a significant increase in the Bank’s deposits in the fourth quarter of 2005 and the first half of 2006 as insurance proceeds were received by borrowers whose property was damaged in the storm. This increased the Bank’s cash and cash equivalents and level of total deposits at the end of 2005.

During 2006, many of the Bank’s customers used the insurance proceeds to repay their outstanding loans, which was the primary reason that the Bank’s net loans declined by $3.2 million in 2006. The utilization of such proceeds by the Bank’s customers also was a primary reason for the decrease in cash and cash equivalents and total deposits at December 31, 2006 as compared to December 31, 2005. In addition, as the economy began to stabilize somewhat in 2006 compared to the fourth quarter of 2005, the Bank determined that it could prudently reduce the amount of its liquid assets. During 2006, the Bank also sold an aggregate of $5.9 million of available-for-sale securities at a loss of $92,000 as it elected to recognize the embedded losses of such securities and redeploy those funds into higher yielding assets.

Historically, the Bank has maintained a high concentration of its assets in cash and securities. As indicated in Table 2, the Bank’s level of cash and securities amounted to 56.2% of total assets at year-end 2006, as compared to 40.6% of total assets consisting of net loans. The higher level of assets invested in securities instead of loans has impeded the Bank’s net interest margin expansion. In recent years, the Bank has emphasized its lending in the multi-family residential, commercial real estate, and land loan sector in an attempt to boost its loan growth. Such loans collectively have expanded from $9.3 million or 13.5% of the Bank’s loan portfolio at year-end 2002 to $34.0 million or 37.0% at year-end 2006.

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Table 2

Relative Balance Sheet Concentrations

As of December 31, 2002 to 2006

(Percent of Total Assets)

	December 31,
	2006	2005	2004	2003	2002
Cash and securities	56.17	58.31	60.40	67.66	65.91
Loans receivable, net	40.63	38.38	36.44	29.24	30.80
Other assets	3.20	3.31	3.16	3.10	3.29

Total Assets	100.00	100.00	100.00	100.00	100.00

Total deposits	68.42	65.27	59.48	60.35	65.97
FHLB advances	16.04	20.89	28.05	27.72	21.19
Other liabilities	2.25	2.67	0.82	0.86	3.29

Total Liabilities	86.71	88.83	88.35	88.94	88.13
Equity capital	13.29	11.17	11.65	11.06	11.87

Total Liabilities and Equity	100.00	100.00	100.00	100.00	100.00

Source: Bank of New Orleans, preliminary prospectus and financial statements.

For many years, the Bank operated as a traditional thrift institution emphasizing one loan product, fixed-rate, long-term, single-family residential mortgage loans. Approximately five years ago, the Bank decided to shift the emphasis on the loan products it offered and increased efforts to originate multi-family residential, commercial real estate, and land loans. The Bank determined to originate greater amounts of multi-family residential, commercial real estate, and loan loans because it believed it could compete effectively as a niche lender in its market area for such loans given management’s knowledge of, and its extensive network of contacts in, the small to mid-sized businesses community in metropolitan New Orleans. In addition, the Bank deemed these loans attractive due to their generally higher yields and shorter anticipated lives compared to single-family residential mortgage loans. As a result, the Bank hired a commercial lending officer in 2002 and increased its lending emphasis on multi-family residential, commercial real

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estate, and land loans. The Bank’s President also actively solicits new commercial loan opportunities. Following consummation of the Conversion, the Bank intends to further its emphasis on commercial real estate lending and plans to hire several additional commercial lending officers. The Bank also plans to continue to be an active originator of single-family residential mortgage loans.

The Bank’s loan portfolio composition is presented in Exhibit II-3 as of December 31, 2004 to 2006. At December 31, 2006, $45.6 million or 49.6% of the Bank’s total loan portfolio consisted of single-family residential mortgage loans. While the aggregate amount of the Bank’s single-family residential mortgage loans has remained relatively consistent over the past five years, as a result of its increased emphasis on multi-family residential, commercial real estate, and land loans, single-family residential real estate loans as a percentage of total loans have decreased from 68.5% at year-end 2002 to 49.6% at year-end 2006. The Bank generally has retained for portfolio a substantial portion of the single-family residential mortgage loans that it originates. The Bank currently originates fixed-rate, fully amortizing mortgage loans with maturities of 10, 15, 20, or 30 years. The Bank also offers adjustable rate mortgage (“ARM”) loans; however, due to local market conditions, it has not originated a significant amount of ARM loans in recent years. At December 31, 2006, only $1.6 million or 3.4% of the Bank’s one- to four-family residential loan portfolio consisted of ARM loans.

The Bank’s multi-family residential, commercial real estate, and land loans decreased by $914,000 or 2.6% from December 31, 2005 to December 31, 2006. Such decrease primarily reflects the after-effects of Hurricane Katrina and the large volume of loan repayments coupled with a sharp decline in new loan originations in the months after the storm. The Bank’s

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commercial real estate and residential multi-family real estate loan portfolio consists primarily of loans secured by office buildings, retail and industrial use buildings, strip shopping centers, residential properties with five or more units, and other properties used for commercial and multi-family purposes located in its market area. The Bank’s multi-family residential real estate loans tend to be originated in an amount less than $2.0 million, but will occasionally exceed that amount. At December 31, 2006, the average multi-family residential, commercial real estate and land loan size was $453,000. The five largest loans outstanding ranged in size from $2.5 million to $3.1 million, and all of such loans were performing in accordance with all their terms.

In addition to originating loans, the Bank occasionally purchases participation interests in larger balance loans, typically commercial real estate and multi-family residential mortgage loans and construction loans, from other financial institutions in its market area or other markets in Louisiana. At December 31, 2006, the outstanding balance of such participation interests was approximately $900,000 and all were current and performing in accordance with their terms. In January 2007, the Bank purchased a $3.0 million participation interest in a loan for the construction of a professional office park located in Lafayette, Louisiana.

The Bank also occasionally sells participation interests in loans it originates. From January 1, 2004 through December 31, 2006, the Bank sold loan participation interests aggregating $4.5 million with respect to four loans. The Bank generally has sold participation interests in loans only when a loan would exceed its loans-to-one borrower limits. The Bank’s loans-to-one borrower limit, with certain exceptions, generally is 15% of its unimpaired capital and surplus or $4.7 million at December 31, 2006. The net capital proceeds received in the

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Conversion will increase the Bank’s loans-to-one borrower limit and will permit it to originate and retain for portfolio larger balance loans.

In effort to provide a full range of financial services to its customers, the Bank offers various types of consumer loans. The Bank’s consumer loans amounted to $12.4 million or 13.4% of the total loan portfolio at December 31, 2006. The largest components of consumer loans are home equity loans and lines of credit, which amounted to $8.5 million at December 31, 2006, and student loans, which totaled $2.7 million at such date. The Bank’s consumer loans also include loans secured by deposit accounts, automobile loans and unsecured personal loans.

Exhibit II-4 displays the Bank’s net lending activity from the years ended December 31, 2004 to 2006. Total loan originations increased from $39.6 million in 2004 to $42.1 million in 2005. As a result of the downturn in the local economy following the hurricane, total loan originations declined 36.9% to $26.6 million in 2006. Residential mortgage originations declined moderately in 2006, decreasing by $742,000 from $16.2 million in 2005 to $15.5 million in 2006. However, multi-family residential, commercial real estate, and land lending activity was reduced significantly in 2006 as such loan originations declined in the aggregate by $13.5 million from $21.3 million in 2005 to $7.8 million in 2006.

Exhibit II-5 presents a summary of the Bank’s investment portfolio as of December 31, 2004 to 2006. As mentioned previously, the Bank’s investment portfolio commands a high concentration of its total assets. At December 31, 2006, the Bank’s investment and mortgage-back securities amounted to $117.0 million in the aggregate or 53.2% of total assets at such date. The largest component of the Bank’s securities portfolio in recent periods has been mortgage-backed securities, which amounted to $91.6 million or 78.3% of the securities portfolio at

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December 31, 2006. In addition, the Bank invests in U.S. government and agency obligations, municipal securities, corporate debt obligations, and other securities. The Bank does not purchase mortgage-backed derivative instruments that would be characterized “high-risk” under federal banking regulations at the time of purchase, nor does it purchase corporate obligations which are not rated investment grade or better.

Liability Composition

Deposits are the Bank’s major external source of funds for lending and other investment purposes. Exhibit II-6 presents a summary of the Bank’s deposit composition as of December 31, 2004 to 2006. Total deposits amounted to $219.7 million or 68.4% of total assets and 78.9% of total liabilities at such date. Total deposits increased modestly by a compound annual rate of 0.9% between year-end 2002 and year-end 2006, and actually declined by 4.4% from $157.2 million at year-end 2005 to $150.3 million at year-end 2006. Customer withdrawals during 2006 spurred the Bank’s deposit decline in 2006 as depositors withdrew insurance proceeds in order to repay their outstanding loans.

The Bank offers a variety of deposit accounts with a range of interest rates and terms. The Bank’s deposits consist of checking, both interest-bearing and non-interest-bearing, money market, savings, and certificate of deposit accounts. At December 31, 2006, $53.0 million or 36.6% of total deposits consisted of transaction accounts (which exclude certificates of deposit). Certificates of deposit composed $97.3 million or 63.7% of total deposits.

The Bank’s deposit flow is influenced by general economic conditions, changes in money market rates, prevailing interest rates, and competition. The Bank’s deposits are obtained predominantly from the areas where its branch offices are located. Historically, the Bank has

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relied primarily on customer service and longstanding relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect its ability to attract and retain deposits.

The Bank uses traditional means of advertising its deposit products, including broadcast and print media, and it generally does not solicit deposits from outside its market area. In recent years, we have emphasized the origination of transaction accounts. The Bank attracts deposits within its market area through the offering of a basic selection of deposit accounts, such as savings, money market, demand, and time certificates. The bank does not actively solicit certificate account in excess of $100,000 (known as “jumbo CDs”), or use brokers to obtain deposits. As of December 31, 2006, jumbo CDs amounted to $17.5 million, of which $12.8 million were scheduled to mature within 12 months.

The Bank utilizes borrowings as a supplemental, cost-effective source of funds when they can be invested at a positive interest rate spread or to meet asset/liability management objectives. The Bank’s borrowings consist of advances from the Federal Home Loan Bank (“FHLB”) of Dallas. As of December 31, 2006, the Bank had $35.2 million in FHLB advances outstanding and the ability to borrow an additional $116.7 million of FHLB advances. The weighted average interest rate of outstanding FHLB advances at year-end 2006 was 4.31%. Reflective of the downsizing of the Bank’s balance sheet in recent years, the Bank’s average balances of FHLB advances outstanding declined from $65.4 million in 2004 to $58.6 million in 2005 and $43.4 million in 2006. During 2006, the Bank took advantage of its increased liquidity to prepay certain FHLB advances without incurring prepayment penalties. As a result, FHLB advances outstanding decreased from $50.3 million at year-end 2005 to $35.2 million at year-end 2006.

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Equity Capital

The Bank has pursued a concerted effort to control growth and protect its equity level since emerging from the 1990s with solid regulatory capital ratios. The combination of increased equity capital and asset contraction in 2006 advanced the Bank’s equity capital ratio to 13.29% of total assets. Total equity has increased steadily from $26.1 million at year-end 2002 to $29.2 million at year-end 2006 as a result of profitable operating results. The Bank’s capital levels remain strong in comparison to minimum regulatory requirements. The Bank’s regulatory capital ratios of Tier 1 leverage capital, Tier 1 risk-based capital, and total risk-based capital were 13.51%, 32.80%, and 34.06%, respectively, as of December 31, 2006. In comparison, the minimum regulatory requirements under OTS guidelines were 1.50%, 3.00%, and 8.00%, and the threshold requirements for regulatory “well-capitalized” levels were 5.00%, 6.00%, and 10.00%, respectively.

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Income and Expense Trends

Table 3 displays the main components of the Bank’s earnings performance over the years ended December 31, 2002 to 2006. Table 4 displays the Bank’s principal income and expense ratios as a percent of average assets for the corresponding periods. Table 5 displays the Bank’s weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities for various periods.

Five-Year Overview

The Bank recorded earnings of $1.5 million in 2002, representing a return on average assets (“ROA”) of 0.69% and a return on average equity (“ROE”) of 6.15%. The Bank’s net interest margin declined over the next two years and earnings slipped moderately to $1.4 million for both 2003 and 2004 and an ROA of 0.60% for both years. The increased provision for loan losses due to the effects of Hurricane Katrina dropped net income to $202,000 in 2005 with an ROA of 0.09%. An improved net interest margin and a recovery of loan losses in 2006 reversed the downward profitability trend as net income amounted to $2.0 million for 2006 with an ROA of 0.87% and ROE of 7.21%.

The Bank’s net interest margin declined from 2.84% in 2002 to 2.62%, 2.65%, and 2.79% for 2003, 2004, and 2005, respectively. The Bank’s net interest margin advanced to 3.07% in 2006. The Bank’s net interest margin has been impeded somewhat by the large concentration of investments on its balance sheet. The Bank’s yield on interest-earning assets measured 4.66%, 4.97%, and 5.44% in 2004, 2005, and 2006, respectively. Over the corresponding years, the cost of interest-bearing liabilities was 2.25%, 2.46%, and 2.74%. As a result, the Bank’s net interest spread amounted to 2.41%, 2.51%, and 2.70% for 2004, 2005, and 2006, respectively.

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Table 3

Income Statement Summary

For the Years Ended December 31, 2002 to 2006

(Dollars in Thousands)

	Year Ended December 31,
	2006	2005	2004	2003	2002
Total interest income	$12,249	$11,215	$10,838	$10,858	$12,341
Total interest expense	5,334	4,915	4,670	4,974	6,310

Net interest income	6,915	6,300	6,168	5,884	6,031
Provision (recovery) for loan losses	(458)	2,250	16	(27)	—

Net interest income after provision	7,373	4,055	6,152	5,911	6,031
Total non-interest income	421	611	611	805	554
Total non-interest expense	4,795	4,423	4,645	4,691	4,325

Income before taxes	2,999	238	2,118	2,025	2,260
Income tax expense	976	36	675	643	751

Net income	$2,023	$202	$1,443	$1,382	$1,509

Source: Bank of New Orleans, preliminary prospectus.

Recent Years Ended December 31, 2005 and 2006

The Bank reported net income of $2.0 million for the year ended December 31, 2006, compared to net income of $202,000 for the year ended December 31, 2005. The primary reason for the increase in net income was a $458,000 recovery for loan losses in 2006, compared to a $2.2 million provision in 2005. In the aftermath of Hurricane Katrina, the Bank took an extraordinarily large provision for loan losses considering its losses on a historical basis; however, the Bank deemed this provision necessary in light of the information available at the time and given the considerable uncertainties about the potential inherent losses in its loan portfolio. The $458,000 recovery taken in 2006 primarily reflects loans which repaid during the

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year, largely upon the receipt of insurance proceeds, for which provisions had been made in 2005. In addition to the difference in the provision for loan losses, the Bank’s net interest income increased by $616,000 in 2006, while its non-interest income decreased by $190,000 and its non-interest expense and tax expense increased by $372,000 and $940,000, respectively.

Total interest income increased by $1.0 million, or 9.2%, to $12.2 million for 2006 from $11.2 million in 2005. The principal reason for the increase in interest income was a $799,000 increase in interest earned on investment securities and interest-bearing deposits. This was due primarily to a 116 basis point increase in the average yield earned on investments from 3.73% in 2005 to 4.89% in 2006. The generally rising interest rate environment in 2006 helped to increase the yields on the Bank’s investment securities and liquidity portfolios. The overall yield on the Bank’s earning assets improved from 4.97% in 2005 to 5.44% in 2006. Average total loans declined from $92.4 million in 2005 to $88.5 million in 2006. The decrease in loans reflected the large volume of loan repayments upon the receipt of insurance proceeds after the hurricane as well as reduction in the level of new loan originations due to the stagnant local business climate in the first half of 2006.

Total interest expense increased by $419,000, 8.5%, to $5.3 million in 2006 from $4.9 million in 2005. The increase in interest expense was primarily due to the rising interest rate environment during 2006 and the repricing of deposit accounts to higher rates. The Bank’s cost of interest-bearing deposits increased from 2.00% to 2.37%. This increase was chiefly related to the cost of certificate accounts increasing from 2.80% to 3.50%. The cost of FHLB advances increased from 3.57% to 4.05%, but average borrowings declined by $15.2 million during 2006. The overall cost of interest-bearing liabilities was 2.76% for 2006 versus 2.46% for 2005.

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Net interest income increased $615,000, or 9.8%, to $6.9 million for the year ended December 31, 2006 from $6.3 million for the year ended December 31, 2005. The increase in net interest income was largely the result of a 47 basis point increase in the yield on interest-earning assets outpacing the 28 basis point increase in the cost of interest-bearing liabilities. The Bank’s net interest spread was 2.70% for the year ended December 31, 2006, compared to 2.51% for the year ended December 31, 2005.

During 2006, the Bank recorded a $458,000 recovery from its allowance for loan losses compared to a $2.2 million provision in 2005. The recovery in 2006 was due primarily to loans which were repaid in 2006, largely upon the receipt of insurance proceeds, for which provisions had been made in 2005. Given the unprecedented level of damage caused by Hurricane Katrina, management determined, in light of the economic uncertainty regarding the future of metropolitan New Orleans, that historical loss factors were not indicative of the then current level of losses in the portfolio. Management reviewed its loan portfolio and assessed whether properties collateralizing loans were uninsured or underinsured for flood damage. Of the $2.2 million provision made in 2005, $961,000 was recorded specifically on an aggregate of $1.2 million of loans and the remaining $1.2 million of the provision was unallocated and applied to the general allowance for loan losses. Because significant uncertainties remain regarding the performance of the Bank’s loan portfolio after Hurricane Katrina, such as the ultimate disposition of property insurance claims and the ultimate economic recovery of greater New Orleans, it is unclear whether additional losses or recoveries may become apparent in the future. The rebuilding process in the greater New Orleans area is expected to be lengthy and management

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will continue to review the loan loss allowance and make additional provisions or recoveries as required.

The Bank’s total non-interest income declined by 31.1% from $611,000 in 2005 to $421,000 in 2006. Relative to average assets, non-interest income decreased from 0.26% in 2005 to 0.18% in 2006. The primary reasons for the $190,000 decrease in non-interest income in 2006 were an $118,000 decrease in other non-interest income, as well as a $92,000 loss taken upon the sale of securities, which more than offset a $20,000 increase in customer service fee income. The decrease in other non-interest income in 2006 compared to 2005 primarily reflects the absence of an $182,000 gain recorded in 2005 upon the receipt of insurance proceeds on the closed branch office in New Orleans which exceeded the net book value of the damaged assets.

The Bank’s total non-interest expense increased $372,000, or 8.4%, to $4.8 million for the year ended December 31, 2006 compared to $4.4 million for the year ended December 31, 2005. The primary reasons for the increase in non-interest expense were increases in salary and employee benefits expenses of $256,000 and increases in other non-interest expenses of $177,000. The increase in salary and benefit expense in 2006 compared to 2005 was due primarily to the recognition of $276,000 in expense upon the implementation of a supplemental executive retirement plan (“SERP”) for the Bank’s President. The increase in other non-interest expense in 2006 compared to 2005 was due primarily to a $150,000 write-down of an investment in a partnership.

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Table 4

Income Statement Ratios

For the Years Ended December 31, 2002 to 2006

(Percent of Average Assets)

	Year Ended December,
	2006	2005	2004	2003	2002
Total interest income	5.26%	4.81%	4.54%	4.72	5.64%
Total interest expense	2.29	2.11	1.95	2.16	2.88

Net interest income	2.97	2.70	2.59	2.56	2.76
Prov. (recovery) for loan losses	(0.20)	0.96	0.01	(0.01)	0.00

Net int. income after prov.	3.17	1.74	2.68	2.57	2.76
Total non-interest income	0.18	0.26	0.26	0.35	0.25
Total non-interest expense	2.06	1.90	1.95	2.04	1.98

Income before taxes	1.29	0.10	0.88	0.88	1.03
Income tax expense	0.42	0.01	0.28	0.28	0.34

Net income	0.87%	0.09%	0.60%	0.60%	0.69%

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Table 5

Yield and Cost Summary

For the Years Ended December 31, 2004 to 2006

	Year Ended December 31,
	2006	2005	2004
Weighted Average Yields
Loans receivable(1)	6.60%	6.26%	6.01%
Mortgage-backed securities	4.58	4.21	4.19
Investment securities	4.89	3.73	3.81
Other interest-earning assets	5.15	3.51	1.80
Total interest-earning assets	5.44	4.97	4.66
Weighted Average Costs
Passbook, checking, and money market accounts	0.41	0.40	0.42
Certificate accounts	3.50	2.80	2.44
Total deposits	2.37	2.00	1.81
FHLB advances	4.05	3.57	3.20
Total interest-bearing liabilities	2.74	2.46	2.25
Net interest spread(2)	2.70	2.51	2.41
Net interest margin(3)	3.07	2.79	2.65

(1)	Includes non-accrual loans during the respective periods; calculated net of deferred fees and discounts and allowance for loan losses.

(2)	Difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest income as a percentage of average interest-earning assets.

Source: Bank of New Orleans, preliminary prospectus.

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Interest Rate Risk Management

The Bank has sought to reduce its earnings vulnerability to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. Management actively monitors and manages the Bank’s interest rate risk exposure. The principal objective of the Bank’s interest rate risk management function is to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate given the Bank’s business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with approved guidelines. The Bank seeks to manage its exposure to risks from changes in interest rates while at the same time trying to improve its net interest spread. The Bank has established an Asset Liability Committee (“ALCO”)/Investment Committee, which is comprised of its President, Chief Financial Officer, Controller, and two outside directors, and which is responsible for reviewing its asset/liability and investment policies and interest rate risk position.

In recent years, the Bank has primarily utilized the following strategies in its efforts to manage interest rate risk:

•	The Bank has increased originations of shorter term loans particularly multi-family residential, commercial real estate and land loans.

•	The Bank has attempted to match fund a portion of its loan portfolio with borrowings having similar expected lives.

•	The Bank has attempted, where possible, to extend the maturities of its deposits and borrowings.

•	The Bank has invested in securities with relatively short anticipated lives, generally three to five years, and it holds significant amounts of liquid assets.

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The Bank measures its interest rate sensitivity based on the net portfolio value (“NPV”) of market equity as facilitated by the regulatory analytical framework. NPV reflects the simulated equity of the Bank as obtained by estimating the economic present value of its assets, liabilities, and off-balance sheet items under different interest rate scenarios. Table 6 summarizes the interest rate sensitivity of the Bank’s NPV as of December 31, 2006, assuming instantaneous and sustained parallel shifts in the U.S. Treasury yield curve of 100 to 300 basis points either up or down in 100 basis point increments. Because of the current level of interest rates, the down 300 basis point scenario has not been considered.

As shown in Table 6, the Bank’s NPV would be negatively impacted by an increase in interest rates. An increase in rates would negatively impact the Bank’s NPV as a result of deposit accounts and FHLB borrowings repricing more rapidly than loans and securities due to the fixed- rate nature of a large portion of the Bank’s loan and investment portfolios. As rates rise, the market value of fixed-rate assets declines due to both the rate increases and slowing prepayments.

Table 6 indicates that the Bank’s NPV was $38.4 million or 16.89% of the market value of portfolio assets as of December 31, 2006. Based upon the assumptions utilized, an immediate 200 basis point increase in market interest rates would result in an $8.8 million decrease in the Bank’s NPV and would result in a 320 basis point decrease in the NPV ratio to 13.69%. An immediate 200 basis point decrease in market interest rates would result in a $6.2 million increase in the Bank’s NPV and a 200 basis point increase in the NPV ratio to 18.89%.

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Table 6

Interest Rate Risk Analysis

Net Portfolio Value

As of December 31, 2006

(Dollars in Thousands)

Interest Rate Scenario(1) (basis points)	Net Portfolio Value	Change from Base (000s)	Change from Base (%)	NPV Ratio(2)	Basis Point Change in NPV Ratio
UP 300	$25,071	$(13,299)	(34.66)%	11.91%	(498	)b.p.
Up 200	29,590	(8,780)	(22.88)%	13.69%	(320	)b.p.
Up 100	34,070	(4,300)	(11.21)%	15.36%	(153	)b.p.
Static Base	38,370	—	—	16.89%	0	b.p.
Down 100	41,849	3,479	9.07%	18.04%	115	b.p.
Down 200	44,611	6,241	16.27%	18.89%	200	b.p.

(1)	Assumes instantaneous and sustained parallel shifts in interest rates.

(2)	As a percent of present value of assets.

Source: Bank of New Orleans, preliminary prospectus.

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Asset Quality

Table 7 summarizes the Bank’s total non-performing assets (“NPAs”) as of December 31, 2002 to 2006. The Bank’s ratio of non-performing assets to total assets measured 0.05% at both year-end 2003 and year-end 2004. Following the hurricane, total non-performing assets increased to $3.5 million or 1.47% of total assets at year-end 2005. Total non-performing loans (“NPLs”) measured $3.5 million or 3.82% of total loans at year-end 2005. Total-non-performing loans at year-end 2005 primarily consisted of $2.6 million of non-accruing loans and accruing loans 90 days or more past due. In the aftermath of the hurricane, the Bank curtailed payment obligations on all outstanding loans for September, October, and November 2005. Interest on the loans continued to accrue at the contract rate, and unpaid interest for those months either was paid by the borrower or was added to the customer’s balance and re-amortized through the loan’s contractual maturity date. In order to reflect the increased risk inherent in the loan portfolio, the Bank made a $2.2 million provision for loan losses in the fourth quarter of 2005. By the end of the first half of 2006, substantially all of the Bank’s loans as of August 29, 2005 had been repaid, brought current, or restructured. As of year-end 2006, total non-performing assets had declined to $184,000 or 0.08% of total assets.

The Bank’s allowance for loan losses totaled $2.3 million at year-end 2006 and measured 2.49% of total loans. Total loan charge-offs remained low, amounting to $11,000 in 2006 and averaging $13,000 over the past five years. The bulk of the Bank’s loan charge-off activity has been related to the residential mortgage portfolio. The decrease in the loan loss allowance from $2.8 million at year-end 2005 was attributable to the $458,000 recovery recorded in 2006 due to repayments of certain loans on which the Bank had made prior provisions.

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Of the $2.3 million in loan loss allowance at December 31, 2006, $1.5 million or 65.4% of the allowance was unallocated and $792,000 or 34.6% was specifically allocated to components of the loan portfolio. The specific allocations included $729,000 to the one-to-four family residential mortgage portfolio, $34,000 to the multi-family residential, commercial real estate, and land loan portfolio, and $29,000 to the consumer and other loan portfolio.

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Table 7

Non-performing Assets and Loan Loss Allowance Summary

As of or for the Year Ended December 31, 2002 to 2006

(Dollars in Thousands)

	As of or for the Year Ended December 31,
	2006	2005	2004	2003	2002
Non-performing Assets
Non-accruing loans:
One- to four-family residential	$173	$1,151	$115	$81	$654
Consumer and other	11	8	4	—	35

Total non-accruing loans	184	1,159	119	81	689
Accruing loans 90 days or more past due:
One- to four-family residential	—	1,522	—	—	—
Multi-family and commercial real estate	—	660	—	—	—
Consumer and other	—	193	—	—	—

Total accruing loans 90 days past due	—	2,375	—	—	—
Total non-performing loans	184	3,534	119	81	689
Real estate owned, net	—	—	—	32	—

Total non-performing assets	$184	$3,534	$119	$113	$689

Total non-performing loans as a percentage of total loans, net	0.21%	3.82%	0.14%	0.12%	1.02%
Total non-performing assets as a percentage of total assets	0.08%	1.47%	0.05%	0.05%	0.31%
Allowance for Loan Losses
Beginning balance	$2,760	$515	$491	$515	$509
Charge-offs	11	9	2	23	20
Recoveries on previous charge-offs	1	4	10	27	25

Net charge-offs	10	5	(8)	(4)	(5)
Provision (recovery) for loan losses	(458)	2,250	16	(28)	1

Ending balance	$2,292	$2,760	$515	$491	$515

Net charge-offs to average loans	0.01%	0.01%	(0.01)%	(0.01)%	(0.01)%
Allowance as a % of NPLs	1,245.65%	78.10%	432.77%	600.17%	74.75%
Allowance as a % of total loans	2.49%	2.89%	0.59%	0.69%	0.75%

Source: Bank of New Orleans, preliminary prospectus.

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Subsidiary Activity

The Bank has one subsidiary, First Louisiana Mortgage, LLC, a Louisiana limited liability corporation, which has been inactive since its inception.

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Office Facilities

The Bank currently conducts business from its main office in Metairie, Louisiana, and two full-service banking offices, of which one is located in Metairie and one in New Orleans. The Bank’s other banking office in New Orleans remains closed. The Bank recognized $182,000 in other income in 2005 due to insurance proceeds received on that facility in excess of the damaged assets written off. Exhibit II-8 sets forth the net book value of the land, building and leasehold improvements, and certain other information with respect to the Bank’s offices as of December 31, 2006. The Bank maintains automated teller machines (“ATMs”) at each of the branch offices.

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Market Area

The Bank’s primary market area is southern Louisiana in general and, more specifically, Jefferson Parish and neighboring Orleans Parish and contiguous areas. The Bank’s main office is located in Metairie, Louisiana (Jefferson Parish). It also operates one branch in Metairie and a branch in the city of New Orleans (Orleans Parish). Another branch in New Orleans has been closed since Hurricane Katrina. The Bank’s market area was severely impacted by the hurricane devastation. Flood waters from the hurricane destroyed a majority of the housing in New Orleans and, in the summer of 2006, the population of New Orleans was approximately 35% of the city’s 2000 population. Damage from the hurricane was less significant in Jefferson Parish, which borders Orleans Parish to the west. Jefferson Parish traditionally has been considered as a bedroom community for the neighboring city of New Orleans (Orleans Parish).

Rebuilding efforts are underway in metropolitan New Orleans. There are plans for a $100 million, federally funded grant program for small businesses affected by the hurricane. The Louisiana Recovery Authority, which oversees distribution of Federal relief funds, has earmarked $20 million to promote tourism in New Orleans. The pace of home renovations and demolitions has escalated in recent months, especially in Orleans Parish. The Bank believes that, in the aftermath of the hurricane, there will continue to be significant long-term opportunities for it to participate in the rebuilding and relocation efforts in southern Louisiana and coastal Mississippi through lending and other banking services. However, given the significant exodus from the city of New Orleans, the Bank believes that it will have greater opportunities for business development in Jefferson Parish and contiguous markets to the west and areas on the northern shore of Lake Ponchartrain.

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New Orleans is located in southeastern Louisiana along the Mississippi River. The city is bordered by Lake Pontchartrain to the north and the Gulf of Mexico to the east and is coextensive with Orleans Parish. The local economy in southern Louisiana is reliant on a variety of sectors. Traditionally, the oil industry, the Port of New Orleans, and tourism were the bellwethers of the local economy. The local economy has diversified, although oil, shipping and tourism remain important sectors of the economy. Government is a large employer in Orleans Parish due to substantial presence of U.S. Navy installations and other military operations. In addition, shipbuilding had been important to the economy of New Orleans.

Table 8 displays selected demographic data for the United States, the State of Louisiana, the New Orleans Metropolitan Statistical Area (“MSA”), and the City of Metairie, Louisiana, where the Bank is headquartered. The New Orleans MSA includes seven parishes: Jefferson, Orleans, Plaquemines, St. Bernard, St. Tammany, St. Charles, and St. John the Baptist. The population of the New Orleans MSA was estimated at approximately 812,000 in 2006, reflecting a 38.3% decrease from the population level in 2000. Similarly, the population in Metairie has declined by 42.8% since 2000 and was estimated at approximately 84,000 in 2006. Hurricane Katrina and the subsequent storm led to floods prompting one of the most massive population evacuations and displacements in United States history. The unprecedented nature of the disaster, the extensive damage to housing, and the dislocation of businesses continue to make population estimates very problematical for the New Orleans MSA and its components.

Household and per capita income levels were lower in the New Orleans MSA as compared to comparable demographic data for the United States. The median household income for the New Orleans MSA was estimated in 2006 at $41,146, measuring below the corresponding

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national household income level of $51,546. Approximately 41% of the households in the New Orleans MSA had incomes of $50,000 or greater, as compared to 36% statewide and 52% nationally. The per capita income for 2006 in the New Orleans MSA was $21,469, and measured 79% of the national figure of $27,084 but surpassed the state per capita income of $19,143.

Table 9 displays employment concentration data for the United States, Louisiana, and the New Orleans MSA in December 2006. Similar to the national data, the largest employment sector in the New Orleans MSA was trade, transportation, and utilities. Reflective of the importance of tourism to the New Orleans MSA, the leisure and hospitality sector accounted for 13.2% of total employment compared to 9.7% nationwide. The government sector is also overrepresented in the MSA with 20.4% when compared to the national level of 16.2%. Natural resources and mining is also slightly higher in the New Orleans MSA at 2.3% versus the national concentration of 0.5%, underscoring the oil and gas extraction activity in the MSA and the state. Manufacturing assumes a much lesser role in the New Orleans MSA with a 6.4% employment concentration as compared to the U.S. level of 10.4%.

Table 10 summarizes deposit market data by type of financial institution (commercial banks, savings institutions, and credit unions) in the United States, Louisiana, the New Orleans MSA, and Metairie as of June 30, 2002 and 2006. The New Orleans MSA has experienced steady deposit growth as exhibited by the 13.2% compound annual growth rate between 2002 and 2006. Commercial banks in the New Orleans MSA experienced a robust 14.4% annual deposit growth rate, as compared to 2.8% for savings institutions. The Bank’s compound annual deposit growth rate measured 2.6% over the same time period.

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Table 8

Selected Demographic Data

United States, Louisiana, New Orleans MSA, and Metairie

Demographic Data	United States	State of Louisiana	New Orleans MSA	City of Metairie
Population
Total Population – 2006	303,582,361	4,237,605	811,867	83,617
2000-2006 actual change	7.87%	-5.18%	-38.33%	-42.78%
2006-2011 projected change	6.66%	3.91%	13.57%	46.39%
Households
Total Households – 2006	114,049,635	1,667,097	300,655	54,201
2000-2006 actual change	8.12%	-4.41%	-39.70%	-42.30%
2006-2011 projected change	6.85%	5.94%	17.95%	47.37%
Per Capita Income
Per Capita Income – 2006	$27,084	$19,143	$21,469	$25,400
2000-2006 actual change	25.46%	13.19%	13.56%	2.54%
2006-2011 projected change	21.78%	15.04%	15.21%	14.07%
Median Household Income
Median Household Income – 2006	$51,546	$36,188	$41,146	$40,934
2000-2006 actual change	22.25%	10.30%	16.49%	-0.77%
2006-2011 projected change	17.77%	11.07%	8.90%	11.51%
Household Income Distribution
$0 - $24,999	23%	36%	31%	29%
$25,000 - $49,999	26%	28%	28%	30%
$50,000+	52%	36%	41%	41%
Age Group Distribution
0 - 14 years	20%	21%	21%	16%
15 - 34 years	27%	29%	28%	27%
35 - 54 years	29%	28%	30%	29%
55+ years	23%	22%	22%	28%
Unemployment Rate
December 2006	4.5%	4.3%	4.4%	N.A.
December 2005	4.9%	5.9%	8.6%	N.A.

Source: SNL Financial; ESRI; U.S. Department of Labor.

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Table 9

Employment Concentration by Industry Sector

For the United States, Louisiana, and New Orleans MSA

Percent of Total Non-farm Employment

As of December 2006

Industry Sector	United States	Louisiana	New Orleans MSA
Trade, Transportation, and Utilities	19.2%	20.3%	20.6%
Government	16.2	20.4	20.4
Educational and Health Services	13.2	12.0	11.0
Professional and Business Services	12.9	9.8	11.0
Manufacturing	10.4	8.2	6.4
Leisure and Hospitality	9.7	10.0	13.2
Financial Activities	6.1	5.3	5.9
Construction	5.5	6.3	5.0
Other Services	4.0	3.4	2.4
Information	2.3	1.6	1.7
Natural Resources and Mining	0.5	2.7	2.3

Total	100.0	100.0	100.0

Source: U.S. Department of Commerce, Bureau of Economic Analysis.

Table 11 presents the deposit market leaders in the New Orleans MSA as of June 30, 2005. Three out-of-state commercial banks occupied the top four positions. The four largest commercial banks in the MSA (Capital One, JP Morgan Chase, Whitney and Regions) had a collective market share of 70.3%. Capital One assumed the market leader position following its acquisition of Hibernia Corporation in November 2005. JP Morgan Chase entered the market in July 2004 through its acquisition of Bank One. As of June 30, 2006, the Bank ranked 22nd in the New Orleans MSA with total deposits of $161.3 million and a market share of 0.5%. The Bank ranked as the third largest thrift institution in the MSA.

FELDMAN FINANCIAL ADVISORS, INC.

Table 10

Deposit Market Share Summary

By Type of Financial Institution

For the State of Louisiana, New Orleans MSA, and City of Metairie

	June 30, 2002		June 30, 2006		Comp. Growth Rate
	Deposits (000s)	Market Share	Deposits (000s)	Market Share
State of Louisiana	$54,208,476	100.0%	$77,643,649	100.0%	9.40%
Commercial Banks	46,333,726	85.5	67,881,712	87.4	10.02
Savings Institutions	3,423,529	6.3	4,021,030	5.2	4.10
Credit Unions	4,451,221	8.2	5,740,907	7.4	6.57
Bank of New Orleans	145,415	0.3	161,347	0.3	2.63

New Orleans MSA	$18,142,389	100.0%	$29,786,703	100.0%	13.20%
Commercial Banks	15,437,630	85.1	26,448,806	88.8	14.41
Savings Institutions	1,619,185	8.9	1,807,470	6.1	2.79
Credit Unions	1,085,574	6.0	1,530,427	5.1	8.97
Bank of New Orleans	145,415	0.8	161,347	0.5	2.63

Metairie, Louisiana	$3,241,530	100.0%	$5,512,288	100.0%	14.19%
Commercial Banks	2,469,785	76.2	4,549,061	82.5	16.50
Savings Institutions	585,409	18.1	677,048	12.3	3.70
Credit Unions	186,336	5.7	286,179	5.2	11.32
Bank of New Orleans	97,174	3.0	142,946	2.6	10.13

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 11

Deposit Market Share Leaders

Top 25 in the New Orleans MSA

Data as of June 30, 2006

(Adjusted for Completed and Pending Mergers)

Rank	Financial Institution (Parent Location)	No. of Offices	Inst. Type	Deposits In Market (000s)	Market Share (%)
1	Capital One Financial Corp. (VA)	62	Bank	$8,216,130	27.58
2	JPMorgan Chase & Co. (NY)	43	Bank	5,401,886	18.14
3	Whitney Holding Corp. (LA)	42	Bank	4,217,356	14.16
4	Regions Financial Corp. (AL)	43	Bank	3,091,236	10.38
5	Fidelity Homestead Association (LA)	13	Thrift	728,636	2.45
6	Gulf Coast B&TC (LA)	9	Bank	618,929	2.08
7	Omni Bancshares Inc. (LA)	13	Bank	529,487	1.78
8	Firstrust Corporation (LA)	6	Bank	529,057	1.78
9	Parish National Corp. (LA)	11	Bank	493,458	1.66
10	IBERIABANK Corp. (LA)	12	Bank	407,725	1.37
11	Hancock Holding Co. (MS)	9	Bank	393,364	1.32
12	Fifth District Savings Bank (LA)	5	Thrift	328,856	1.10
13	Metairie Bank & Trust Co. (LA)	7	Bank	320,023	1.07
14	One American Corporation (LA)	10	Bank	317,342	1.07
15	CB&T Holding Corp. (LA)	3	Bank	300,229	1.01
16	Blossman Bancshares Inc. (LA)	12	Bank	284,289	0.95
17	ASI Federal Credit Union (LA)	12	CU	267,164	0.90
18	Liberty Financial Services Inc. (LA)	9	Bank	262,062	0.88
19	Algiers Bancorp Inc. (LA)	12	Bank	204,070	0.69
20	Resource Bankshares Inc. (LA)	7	Bank	200,858	0.67
21	First St. Charles Bancshares Inc. (LA)	3	Bank	163,751	0.55
22	Bank of New Orleans (LA)	3	Thrift	161,347	0.54
23	Mississippi River Bank (LA)	3	Bank	144,043	0.48
24	Jefferson Parrish Sch. Bd. Emps. (LA)	4	CU	131,289	0.44
25	GS Financial Corp. (LA)	4	Thrift	122,957	0.41

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 12 presents the deposit market leaders in Metairie as of June 30, 2006. The four largest financial institutions in the New Orleans MSA were also the market leaders in Metairie. These same four institutions (Capital One, JP Morgan Chase, Whitney, and Regions) commanded 58.4% of the total deposit market in Metairie. The Bank ranked 11th in Metairie with deposits of $142.9 million and a 2.6% market share. The deposits of the Bank’s closed branch office in New Orleans have been assigned to the main office in Metairie for regulatory reporting purposes.

FELDMAN FINANCIAL ADVISORS, INC.

Table 12

Deposit Market Share Leaders

Top 25 in Metairie, Louisiana

Data as of June 30, 2006

(Adjusted for Completed and Pending Mergers)

Rank	Financial Institution (Parent Location)	No. of Offices	Inst. Type	Deposits In Market (000s)	Market Share (%)
1	Capital One Financial Corp. (VA)	9	Bank	$1,349,805	24.49
2	JPMorgan Chase & Co. (NY)	5	Bank	871,475	15.81
3	Whitney Holding Corp. (LA)	8	Bank	579,527	10.51
4	Regions Financial Corp. (AL)	6	Bank	417,756	7.58
5	Metairie Bank & Trust Co. (LA)	5	Bank	277,347	5.03
6	Omni Bancshares Inc. (LA)	3	Bank	263,820	4.79
7	Fidelity Homestead Association (LA)	2	Thrift	233,516	4.24
8	Hancock Holding Co. (MS)	2	Bank	184,795	3.35
9	Gulf Coast B&TC (LA)	2	Bank	171,746	3.12
10	CB&T Holding Corp. (LA)	1	Bank	171,188	3.11
11	Bank of New Orleans (LA)	2	Thrift	142,946	2.59
12	Greater New Orleans FCU (LA)	1	CU	108,180	1.96
13	New Orleans Firemen’s FCU (LA)	1	CU	107,617	1.95
14	GS Financial Corp. (LA)	2	Thrift	102,843	1.87
15	One American Corporation (LA)	2	Bank	94,481	1.71
16	Firstrust Corporation (LA)	1	Bank	82,427	1.50
17	State-Investors Bank (LA)	1	Thrift	59,359	1.08
18	Eureka Homestead (LA)	1	Thrift	45,139	0.82
19	Parish National Corp. (LA)	2	Bank	38,614	0.70
20	Mutual S&LA (LA)	1	Thrift	31,940	0.58
21	IBERIABANK Corp. (LA)	2	Bank	29,502	0.54
22	Union S&LA (LA)	1	Thrift	26,662	0.48
23	Globe Bancorp Inc. (LA)	1	Thrift	18,644	0.34
24	LA Public Health Workers FCU (LA)	1	CU	17,792	0.32
25	BOL Bancshares Inc. (LA)	1	Bank	16,578	0.30

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Summary Outlook

Since Hurricane Katrina made landfall in late August 2005, the Bank has been faced with significant challenges in addressing the effects of the hurricane on its operations, including its office facilities, loan portfolio, customer activity, and employee continuity. The Bank’s main office in Metairie and one branch office sustained no significant damage, while one branch has been repaired and is fully operational and another branch remains closed. It appears that management performed effectively in guiding the Bank through this demanding period. The Bank monitored its loan portfolio by identifying loans adversely affected by the hurricane, evaluating the potential loss exposure, and establishing increased loan loss provisions.

Before the hurricane, the Bank had planned to continue its emphasis on increasing its diversified lending activity. The Bank realized that while its relatively lower level of loans to assets reduced its overall risk profile, it also hindered the Bank’s earnings potential. For the past 18 months, the Bank’s operating focus shifted primarily to addressing the challenges presented by the hurricane. Following the Conversion, the Bank expects to pursue its growth objectives through hiring additional lending personnel and expansion of office locations. However, the after-effects of the hurricane may continue to affect the Bank’s lending activity into the future and could also adversely impact its deposit base. Furthermore, there continues to be considerable uncertainty regarding the long-term economic prospects for the New Orleans MSA and southern Louisiana after Hurricane Katrina. As a means of pursuing geographic diversification, the Bank may consider opportunities for lending outside of its traditional market area. The infusion of additional capital will enable the Bank to fortify its equity base and to continue implementation of its planned business strategies and lending expansion.

FELDMAN FINANCIAL ADVISORS, INC.

II. COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Bank because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is required by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Bank with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Bank’s pro forma market value.

FELDMAN FINANCIAL ADVISORS, INC.

Selection Criteria

Selected market price and financial performance data for all public thrifts are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company (“MHC”). Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.

•

Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•

Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations. We eliminated from the comparative group companies with market prices that were materially influenced by publicly announced or widely rumored acquisitions. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

•

Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

FELDMAN FINANCIAL ADVISORS, INC.

The operations of the Bank fit the general profile of an evolving thrift institution, concentrated on residential mortgage lending in its local market and simultaneously expanding its market presence in the commercial real estate and multi-family residential mortgage arena. One- to four-family residential loans remain the core product in the Bank’s loan portfolio, drawing upon its roots as a home lender. However, commercial real estate and multi-family residential mortgage loans are increasingly important loan products emphasized by the Bank as it attempts to expand the concentration of loans on its balance sheet.

In determining the Comparative Group composition, we focused on the Bank’s asset size, earnings fundamentals, and lending diversification. Attempting to concentrate on the Bank’s performance characteristics and to develop a meaningful number of comparables for valuation purposes, we expanded the geographic criterion for comparable thrifts beyond the Southwest region. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members for inclusion. Specifically, we applied the following selection criteria:

•	Publicly traded thrift – stock-form thrift whose shares are traded on the New York or American Stock Exchange or listed on the NASDAQ Global Market.

•	Non-acquisition target – company is not subject to a pending acquisition.

•	Excludes mutual holding companies – company’s majority ownership interest is not held by an MHC.

•	Geographic presence – company is based in the Southwest, Southeast, or Midwest regions of the country.

•	Seasoned trading issue – company has been publicly traded for at least one year.

•	Asset size – total assets of between $100 million and $400 million.

•	Profitability – company has reported positive earnings for the last twelve months (“LTM”) and an ROE of less than 12.0%.

•	Capitalization – company has a total equity to assets ratio greater than 7.0%.

FELDMAN FINANCIAL ADVISORS, INC.

As a result of applying the stated criteria, the screening process produced a reliable representation of public thrifts. A general operating summary of the 12 companies included in the Comparative Group is presented in Table 13. The Comparative Group ranged in asset size from $167.3 million at FFD Financial Corporation to $268.4 million at LSB Financial Corp. The average asset size of the Comparative Group was $281.0 million. Eight of the comparables were located in Midwest states (Indiana, Illinois, Michigan, and Ohio), three are based in the Southeast (North Carolina, South Carolina, and Tennessee), and one operates in the Southwest (Louisiana).

Included in the Comparative Group is one company (GS Financial Corp.) that is headquartered in Metairie, Louisiana, similarly to the Bank. GS Financial is a thrift holding company that operates Guaranty Savings Bank, which conducts business from five offices in the metropolitan New Orleans area. Moreover, corresponding to the Bank’s financial results, GS Financial recorded an extraordinarily large loan provision in the fourth quarter of 2005 and subsequently reversed a portion of that provision in 2006. GS Financial took such action in 2006 after observing substantial improvement in its loan quality as evidenced by substantial reductions in classified and past due loan balances. Additionally paralleling the Bank’s balance sheet structure, GS Financial maintains a relatively high level of investments and is an active lender in the commercial real estate and multi-family residential market.

In comparison to recent performance trends of the aggregate public thrift industry, the Comparative Group companies generally exhibited comparable profitability, capital, and asset quality ratios. While some differences inevitably may exist between the Bank and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes.

FELDMAN FINANCIAL ADVISORS, INC.

Table 13

Comparative Group Operating Summary

As of December 31, 2006

Company	City	State	No. of Offices	IPO Date	Total Assets ($mil.)	Total Equity/ Assets (%)
Bank of New Orleans	Metairie	LA	3	NA	$219.7	13.29
Comparative Group
Blue River Bancshares, Inc.	Shelbyville	IN	5	06/23/98	226.4	7.82
FFD Financial Corporation	Dover	OH	5	04/03/96	167.3	10.46
First Bancorp of Indiana, Inc.	Evansville	IN	9	04/07/99	364.4	9.42
First BancTrust Corporation	Paris	IL	7	04/19/01	310.9	8.57
First Federal of Northern Mich.	Alpena	MI	10	04/01/05	281.0	12.62
First Franklin Corporation	Cincinnati	OH	8	01/26/88	323.6	7.82
Great Pee Dee Bancorp, Inc.	Cheraw	SC	3	12/31/97	220.2	12.33
GS Financial Corp.	Metairie	LA	5	04/01/97	168.4	16.21
Jefferson Bancshares, Inc.	Morristown	TN	3	07/02/03	330.4	22.46
LSB Financial Corp.	Lafayette	IN	5	02/03/95	365.8	9.39
River Valley Bancorp	Madison	IN	7	12/20/96	333.5	7.12
South Street Financial Corp.	Albemarle	NC	3	10/03/96	268.8	9.70

Source: Bank of New Orleans; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Recent Financial Comparisons

Table 14 summarizes certain key financial comparisons between the Bank and the Comparative Group. Tables 15 through 19 contain the detailed financial comparisons of the Bank with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, credit risk, balance sheet composition, and growth rates. Financial data for the Bank, the Comparative Group, and All Public Thrift aggregate were utilized for the latest available period ending December 31, 2006.

The Bank’s LTM ROA was 0.87%, reflecting a profitability measure above the Comparative Group average of 0.58% and All Public Thrift average of 0.57%. The Bank’s higher earnings level was attributable mainly to its lower operating expense ratio and recovery of prior loan loss provisions. Three members of the Comparative Group (GS Financial, FFD Financial, and LSB Financial) reported LTM ROA results above that of the Bank. The Bank’s LTM ROE was 7.21% and positioned below the Comparative Group’s average LTM ROE of 5.44%. The Bank’s lower operating expense and loan loss provision ratios offset the disadvantage it reported with lower net interest margins and non-interest income generation.

The Bank’s core ROA measured 0.76% for the LTM period ended December 31, 2006. The core earnings results exclude the effects of the unusual loan recovery of $458,000 and the $92,000 loss on sale of securities. The Bank’s core ROA of 0.76% moderately surpassed the Comparative Group average core ROA of 0.53% and the All Public Thrift average core ROA of 0.55%. The Bank’s core ROE of 6.35% also exceeded the Comparative Group average core ROE of 4.99% and the All Public Thrift average core ROE of 5.36%.

FELDMAN FINANCIAL ADVISORS, INC.

Table 14

Key Financial Comparisons

Bank of New Orleans and the Comparative Group

As of or for the Last Twelve Months Ended December 31, 2006

	Bank of New Orleans	Comp. Group Average	All Public Thrift Average
Profitability
LTM Return on Average Assets (ROA)	0.87%	0.58%	0.57%
LTM Return on Average Equity (ROE)	7.21	5.44	5.41
Core Return on Avg. Assets (Core ROA)	0.76	0.53	0.55
Core Return on Avg. Equity (Core ROE)	6.35	4.99	5.36
Income and Expense (% of avg. assets)
Total Interest Income	5.26	5.99	5.19
Total Interest Expense	2.29	3.01	2.27

Net Interest Income	2.97	3.05	2.93
Provision for Loan Losses	(0.20)	0.05	0.10
Other Operating Income	0.22	0.62	0.81
Net Gains and Nonrecurring Income	(0.04)	0.02	0.04
General and Administrative Expense	2.06	2.72	2.51
Intangibles Amortization Expense	0.00	0.03	0.03
Nonrecurring Expense	0.00	0.01	0.06
Pre-tax Core Earnings	1.13	0.77	1.10
Efficiency Ratio	64.55	74.80	65.30
Yield-Cost Data
Yield on Interest-earning Assets	5.44	6.03	5.53
Cost of Interest-bearing Liabilities	2.74	3.07	2.68

Net Interest Spread	2.70	2.85	2.86
Asset Utilization (% of avg. total assets)
Avg. Interest-earning Assets	96.64	94.10	93.92
Avg. Interest-bearing Liabilities	83.43	91.00	82.33

Avg. Net Interest-earning Assets	13.21	4.28	11.23

FELDMAN FINANCIAL ADVISORS, INC.

Table 14 (continued)

Key Financial Comparisons

Bank of New Orleans and the Comparative Group

As of or for the Last Twelve Months Ended December 31, 2006

	Bank of New Orleans	Comp. Group Average	All Public Thrift Average
Balance Sheet Composition (% of total assets)
Cash and Securities	57.18%	19.49%	23.23%
Loans Receivable, net	41.67	75.70	71.17
Real Estate	0.00	0.22	0.20
Intangible Assets	0.00	0.45	0.71
Other Assets	2.20	4.89	4.29
Total Deposits	68.42	72.30	69.69
Borrowed Funds	16.04	16.14	17.36
Other Liabilities	0.85	0.90	1.30
Total Equity	13.29	11.16	11.54
Loan Portfolio (% of total loans)
Residential Mortgage Loans	49.59	47.53	55.64
Other Real Estate Mortgage Loans	36.97	36.17	33.01
Non-mortgage Loans	13.44	16.30	11.35
Growth Rates
Total Assets	(8.79)	7.03	6.70
Total Loans	(3.83)	10.45	10.01
Total Deposits	(4.39)	13.14	7.57
Regulatory Capital Ratios
Tier 1 Leverage Ratio	13.51	11.47	10.58
Tier 1 Risk-based Capital	32.80	16.76	17.11
Total Risk-based Capital	34.06	17.58	18.02
Credit Risk Ratios
Non-performing Loans / Total Loans	0.21	0.91	0.48
Non-performing Assets / Total Assets	0.08	0.88	0.39
Reserves / Total Loans	2.49	1.05	0.87
Reserves / Non-performing Assets	1,245.65	165.79	229.19

Source: Bank of New Orleans; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

As shown in Table 15, the Bank’s net interest margin of 3.08% trailed the Comparative Group average of 3.24% and the All Public Thrift average of 3.12%. The Bank’s net interest margin is hampered to some degree by its large concentration of investments, which generally tend to yield lower rates than loans. Eight of the Comparative Group companies reported a higher net interest margin than the Bank. The Bank’s net interest spread of 2.70% was lower than the Comparative Group average of 2.85% and the All Public Thrift Average of 2.78%. The Bank’s yield of 5.44% on interest-earning assets was lower than the corresponding aggregates, with the Comparative Group and All Public Thrift average yields measuring 6.03% and 6.23%, respectively. None of the three Comparative Group companies with available data reported earning asset yields lower than the Bank’s level. The Bank did enjoy a funding cost advantage as evidenced in Table 17 by its 2.74% cost of interest-bearing liabilities versus the Comparative Group average of 3.07%. The Bank’s funding cost advantage reflected its increased emphasis on transaction accounts in recent years.

The Bank’s non-interest operating income totaled 0.22% of average assets, noticeably falling below the Comparative Group and All Public Thrift averages of 0.62% and 0.58%, respectively. Customer service fees were the largest contributor to the Bank’s non-interest revenue. The Bank has not developed a broad range of other banking-related services and products that are potential contributors to a larger stream of non-interest revenue. Additionally, given that half of its balance sheet remains invested in cash and securities versus loans, the Bank’s comparatively lower level of lending activity restrains the production of loan-related fees. The Bank did offer certain insurance and investment products in prior years, but curtailed these business activities to focus on more profitable core operations.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank’s operating expense ratio at 2.06% of average assets was much lower than the Comparative Group average of 2.72% and the All Public Thrift average of 2.65%. Among the Comparative Group, only three companies reported operating expense ratios below 2.30% and none exhibited ratios as low as the Bank. The Bank’s favorable expense ratio reflects its emphasis on operating a streamlined and efficient business along with its balance sheet structure encompassing a significant level of wholesale investments and borrowings that generally are not as expense-driven as retail loans and deposits.

Additionally, the Bank’s expense structure in recent periods following the hurricane has been restrained by the closing of one branch office due to flooding damage and a reduction in its number of employees related to the substantial relocations among the local populace. At December 31, 2006, the Bank had 57 full-time employees and one part-time employee, compared to 68 full-time and six part-time employees at December 31, 2004. However, because the pool of available, qualified job candidates has been limited in the aftermath of the hurricane, the Bank has adjusted upward the salaries of certain employee positions in order to remain competitive and fill job openings.

After making an unusually high provision for loan losses in 2005 due to the effects of the hurricane, the Bank reverse a portion of that provision in 2006. As a result of the large provision in 2005, the Bank’s ratio of reserves to total loans measured 2.49% at year-end 2006 and surpassed the Comparative Group and All Public Thrift averages of 1.05% and 0.87%, respectively.

As reflected in Table 18, the Bank’s balance sheet composition reflected a higher level of cash and securities in relation to total assets. Cash and securities aggregated 57.2% of assets at

FELDMAN FINANCIAL ADVISORS, INC.

the Bank, compared to 19.5% for the Comparative Group average and 23.2% for the All Public Thrift average. Among the Comparative Group, GS Financial had the highest liquidity position with cash and securities equal to 39.9% of total assets. The Bank’s total loans amounted to 41.7% of assets as of December 31, 2006, versus 75.7% for the Comparative Group average and 71.2% for the All Public Thrift average. The Bank has increased its lending activity over the past five years, particularly as compared to the prior decade, by targeting the commercial real estate and multi-family residential mortgage sector. The Bank had no goodwill or other intangible assets on its balance sheet.

The Bank’s borrowings level at 16.0% of assets reflected its usage of FHLB advances as a supplemental funding source, and was comparable to the Comparative Group’s average borrowings of 16.1% and the All Public Thrift average of 17.4%. Similarly, the Bank’s deposit level at 68.4% of total assets was in range of the Comparative Group and All Public Thrift averages of 72.3% and 69.7%, respectively. The Bank’s equity level before the Conversion was 13.29% relative to assets, which was slightly higher than the Comparative Group average of 11.16% and the All Public Thrift average of 11.54%. The Bank’s risk-based capital ratios were positioned even higher than the corresponding averages of the Comparative Group, influenced in part by the relatively lower risk-weighting profile of its overall asset base.

The Bank and the Comparative Group companies maintained correspondingly diverse loan portfolio concentrations. The Bank’s level of residential mortgage loans measured 49.6% of total loans, similar to the Comparative Group average of 47.5% but below the All Public Thrift average of 47.5%. The Bank’s concentration of other non-residential real estate mortgage loans measured 37.0% of total loans, compared to the Comparative Group average of 36.2% and the

FELDMAN FINANCIAL ADVISORS, INC.

All Public Thrift average of 33.0%. The Comparative Group included a number of companies with relatively large concentrations of other non-residential real estate mortgages, led by Great Pee Dee Bancorp, GS Financial, and Jefferson Bancshares at 51.1%, 51.0%, and 50.8%., respectively.

The Bank’s recent negative balance sheet growth rates reflect the downsizing of its wholesale assets and liabilities due to its increased liquidity position. The Bank’s negative asset growth rate was in contrast to the Comparative Group average asset growth rate of 7.0% over the LTM period. Similar to the Bank, GS Financial utilized its increased liquidity position to reduce its level of borrowings outstanding. As a result, GS Financial’s asset base declined by 5.2% over the corresponding LTM period.

In summary, the Bank’s recent earnings performance surpassed the results attained by the Comparative Group and All Public Thrift segments. Although the Bank generated comparatively lower net interest spread and non-interest income levels, it offset these disadvantages with a lower operating expense ratio and relied in part on its strong equity position to advance its net interest margin closer to the Comparative Group level. The Bank’s earnings fundamentals are supported by its attractive operating expense structure and solid capital base; however, the earnings growth outlook will depend largely on the Bank’s ability to expand its loan portfolio and the long-term prospects for economic revitalization in its primary market area and southern Louisiana.

FELDMAN FINANCIAL ADVISORS, INC.

Table 15

General Financial Performance Ratios

As of or for the Latest Twelve Months Ended December 31, 2006

	Total Assets ($000s)	Total Deposits ($000s)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Net Interest Margin (%)	Effcy. Ratio (%)	LTM ROA (%)	LTM ROE (%)	Core ROA (%)	Core ROE (%)
Bank of New Orleans	219,726	150,335	13.29	13.29	3.08	64.55	0.87	7.21	0.76	6.35
Comparative Group Average	280,982	200,645	11.16	10.75	3.24	74.80	0.58	5.44	0.53	4.99
Comparative Group Median	295,944	213,352	9.58	9.58	3.29	79.60	0.50	5.45	0.50	4.49
All Public Thrift Average	3,417,687	2,057,046	11.65	11.00	3.12	73.86	0.57	5.41	0.55	5.36
All Public Thrift Median	410,040	293,548	10.33	9.20	3.10	72.12	0.59	5.35	0.59	5.37
Comparative Group
Blue River Bancshares, Inc.	226,397	184,113	7.82	6.41	4.03	79.17	0.28	3.40	NA	NA
FFD Financial Corporation	167,297	134,617	10.46	10.46	4.15	62.31	1.00	8.72	0.99	8.66
First Bancorp of Indiana, Inc.	364,415	247,535	9.42	7.66	2.45	81.66	0.27	2.80	0.27	2.80
First BancTrust Corporation	310,929	242,603	8.57	8.29	2.96	84.67	0.39	4.27	0.41	4.49
First Federal of Northern Michigan	280,959	177,058	12.62	11.36	3.24	84.56	0.16	1.29	0.17	1.37
First Franklin Corporation	332,039	231,179	7.75	7.75	2.16	85.48	0.43	5.40	0.17	2.11
Great Pee Dee Bancorp, Inc.	220,157	157,592	12.33	12.09	3.33	58.43	0.80	6.42	0.84	6.79
GS Financial Corp.	168,382	122,989	16.21	16.21	3.58	80.15	1.21	8.16	0.50	3.34
Jefferson Bancshares, Inc.	330,438	209,895	22.46	22.46	3.71	80.02	0.46	1.96	0.50	2.17
LSB Financial Corp.	368,400	255,304	9.46	9.46	3.45	57.44	0.91	9.89	0.91	9.89
River Valley Bancorp	333,520	216,808	7.12	7.11	2.54	71.68	0.53	7.50	0.54	7.63
South Street Financial Corp.	268,848	228,047	9.70	9.70	3.24	72.01	0.56	5.50	0.58	5.69

Source: Bank of New Orleans; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 16

Income and Expense Analysis

For the Latest Twelve Months Ended December 31, 2006

	As a Percent of Average Assets
	Interest Income	Interest Expense	Net Interest Income	Other Oper. Income	Gains & Non-rec. Income	Loan Loss Prov.	Gen. & Admin. Expense	Amort. of Intang,	Non-rec. Expense	Pretax Core Earnings
Bank of New Orleans	5.26	2.29	2.97	0.22	(0.04)	(0.20)	2.06	0.00	0.00	1.13
Comparative Group Average	5.99	3.01	3.05	0.62	0.02	0.05	2.72	0.03	0.01	0.77
Comparative Group Median	6.03	3.01	3.12	0.45	0.00	0.12	2.53	0.00	0.00	0.76
All Public Thrift Average	5.77	2.87	2.92	0.58	0.15	0.10	2.65	0.02	0.01	0.72
All Public Thrift Median	5.73	2.88	2.87	0.50	0.08	0.07	2.51	0.00	0.00	0.79
Comparative Group
Blue River Bancshares, Inc.	NA	NA	3.78	0.43	0.00	0.40	3.33	0.03	0.00	0.45
FFD Financial Corporation	6.60	2.65	3.95	0.36	0.01	0.12	2.68	0.00	0.00	1.51
First Bancorp of Indiana, Inc.	5.38	3.16	2.22	0.63	0.00	0.13	2.34	0.03	0.00	0.35
First BancTrust Corporation	5.66	2.91	2.75	1.20	0.00	0.08	3.35	0.02	0.03	0.50
First Federal of Northern Michigan	6.03	3.01	3.02	1.56	(0.02)	0.30	3.86	0.18	0.00	0.24
First Franklin Corporation	5.51	3.45	2.06	0.39	0.40	0.14	2.10	0.00	0.00	0.21
Great Pee Dee Bancorp, Inc.	6.49	3.28	3.21	0.47	(0.07)	0.12	2.15	0.09	0.00	1.32
GS Financial Corp.	6.30	2.81	3.49	0.08	(0.05)	(1.13)	2.82	0.00	0.00	0.75
Jefferson Bancshares, Inc.	6.14	2.72	3.41	0.43	(0.08)	(0.01)	3.07	0.00	0.00	0.77
LSB Financial Corp.	6.31	3.02	3.29	0.77	0.00	0.28	2.33	0.00	0.00	1.45
River Valley Bancorp	5.58	3.17	2.41	0.76	(0.01)	0.09	2.27	0.00	0.00	0.81
South Street Financial Corp.	5.91	2.93	2.98	0.32	0.00	0.05	2.38	0.00	0.03	0.87

Source: Bank of New Orleans; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 17

Yield-Cost Structure and Growth Rates

For the Latest Twelve Months Ended December 31, 2006

	Avg. Int. Earn. Assets/ Assets	Avg. Int.- Bear. Liabs./ Assets	Avg. Net Earning Assets/ Assets	Avg. Equity/ Assets	Yield on Int.-Earn. Assets	Cost of Int-Bear. Liabs.	Net Interest Spread	Asset Growth Rate	Loan Growth Rate	Deposit Growth Rate
Bank of New Orleans	96.64	83.43	13.21	12.04	5.44	2.74	2.70	(8.79)	(3.83)	(4.39)
Comparative Group Average	94.10	91.00	4.28	11.33	6.03	3.07	2.85	7.03	10.45	13.14
Comparative Group Median	94.17	91.00	4.28	9.99	5.94	2.96	3.03	6.07	8.59	13.30
All Public Thrift Average	93.94	82.62	11.32	11.29	6.23	3.56	2.78	6.70	10.01	7.57
All Public Thrift Median	94.47	83.62	10.85	9.99	6.05	3.58	2.60	4.57	7.56	4.90
Comparative Group
Blue River Bancshares, Inc.	93.76	NA	NA	8.17	6.13	3.00	3.13	2.33	4.17	12.06
FFD Financial Corporation	95.32	NA	NA	11.41	NA	NA	NA	6.08	12.85	9.56
First Bancorp of Indiana, Inc.	90.87	NA	NA	9.75	NA	NA	NA	27.47	(1.05)	31.20
First BancTrust Corporation	92.79	NA	NA	9.09	5.79	2.72	3.07	13.53	33.24	17.62
First Federal of Northern Michigan	93.18	NA	NA	12.61	5.94	2.92	2.98	(0.57)	3.05	4.44
First Franklin Corporation	95.28	91.00	4.28	7.94	5.78	3.79	1.99	11.92	19.55	14.54
Great Pee Dee Bancorp, Inc.	96.56	NA	NA	12.40	NA	NA	NA	2.09	32.35	6.80
GS Financial Corp.	97.54	NA	NA	14.83	5.82	3.11	2.71	(5.20)	(19.02)	29.65
Jefferson Bancshares, Inc.	92.03	NA	NA	23.26	6.67	NA	NA	7.95	15.91	17.70
LSB Financial Corp.	95.20	NA	NA	9.19	6.08	2.89	3.19	(1.14)	4.33	(4.30)
River Valley Bancorp	94.59	NA	NA	7.09	NA	NA	NA	6.05	1.96	2.55
South Street Financial Corp.	92.06	NA	NA	10.23	NA	NA	NA	13.85	18.09	15.89

Source: Bank of New Orleans; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 18

Balance Sheet Composition

As of the Latest Twelve Months Ended December 31, 2006

	As a Percent of Total Assets
	Cash & Securities	Total Loans	Real Estate	Intang. Assets	Other Assets	Total Deposits	Borrowed Funds	Other Liabs.	Total Liabs.	Total Equity
Bank of New Orleans	57.18	41.67	0.00	0.00	2.20	68.42	16.04	0.85	86.71	13.29
Comparative Group Average	19.49	75.70	0.22	0.45	4.89	72.30	16.14	0.90	88.83	11.16
Comparative Group Median	17.88	78.30	0.13	0.00	4.53	70.60	15.40	0.82	90.42	9.58
All Public Thrift Average	23.23	71.17	0.20	0.71	4.29	69.69	17.36	1.30	88.41	11.54
All Public Thrift Median	20.86	73.30	0.01	0.00	4.10	70.17	16.67	0.96	89.81	10.09
Comparative Group
Blue River Bancshares, Inc.	NA	80.57	NA	1.50	NA	81.32	NA	NA	92.18	7.82
FFD Financial Corporation	10.20	88.18	0.00	0.00	1.68	80.47	7.67	1.41	89.54	10.46
First Bancorp of Indiana, Inc.	27.92	64.18	0.01	1.90	6.11	67.93	21.27	1.39	90.58	9.42
First BancTrust Corporation	32.75	60.20	NA	0.31	7.03	78.03	12.54	0.86	91.43	8.57
First Federal of Northern Michigan	19.23	74.78	0.22	1.42	4.53	63.02	23.51	0.86	87.38	12.62
First Franklin Corporation	11.96	83.88	0.12	0.00	4.00	69.62	21.75	0.75	92.12	7.75
Great Pee Dee Bancorp, Inc.	11.94	84.08	0.01	0.27	3.85	71.58	15.40	0.69	87.67	12.33
GS Financial Corp.	39.90	56.78	0.28	0.00	4.00	73.04	10.12	0.63	83.79	16.21
Jefferson Bancshares, Inc.	11.33	81.75	0.01	0.00	7.03	63.52	13.71	0.31	77.54	22.46
LSB Financial Corp.	8.15	86.34	1.13	0.00	4.48	69.30	20.80	0.44	90.54	9.46
River Valley Bancorp	23.10	71.61	0.13	0.01	5.17	65.01	27.05	0.82	92.88	7.12
South Street Financial Corp.	17.88	76.02	0.29	0.00	5.89	84.82	3.72	1.76	90.30	9.70

Source: Bank of New Orleans; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 19

Regulatory Capital, Credit Risk, and Loan Composition

As of or for the Latest Twelve Months Ended December 31, 2006

	Tier 1 Leverage Capital Ratio	Tier 1 Risk- based Capital	Total Risk- based Capital	NPLs/ Loans	Total NPAs/ Assets	Resrvs./ NPAs	Resrvs./ Loans	Resid. Mtgs./ Loans	Other Real Est. Mtgs./ Loans	Non-mtg. Loans/ Loans
Bank of New Orleans	13.51	32.80	34.06	0.21	0.08	1,245.65	2.49	49.59	36.97	13.44
Comparative Group Average	11.47	16.76	17.58	0.91	0.88	165.79	1.05	47.53	36.17	16.30
Comparative Group Median	10.69	14.04	14.88	0.77	0.71	90.43	0.90	43.84	38.66	15.00
All Public Thrift Average	10.58	17.11	18.02	0.59	0.53	186.47	0.82	55.64	33.01	11.35
All Public Thrift Median	9.06	13.75	14.72	0.34	0.35	110.61	0.78	57.37	30.68	8.56
Comparative Group
Blue River Bancshares, Inc.	NA	NA	NA	1.29	1.16	68.60	0.93	43.95	30.45	25.60
FFD Financial Corporation	NA	NA	NA	0.91	0.81	60.15	0.54	42.52	41.91	15.57
First Bancorp of Indiana, Inc.	7.11	9.86	10.32	0.46	0.54	99.03	0.53	43.73	12.53	43.74
First BancTrust Corporation	10.69	16.49	17.74	1.20	0.84	102.79	1.18	33.88	35.41	30.71
First Federal of Northern Michigan	10.84	15.86	16.77	0.63	0.61	96.13	0.98	57.48	25.72	16.80
First Franklin Corporation	7.14	11.04	11.41	1.38	1.29	37.52	0.58	72.85	21.73	5.42
Great Pee Dee Bancorp, Inc.	NA	NA	NA	0.47	0.41	221.25	1.06	41.32	51.12	7.56
GS Financial Corp.	15.28	31.39	32.64	0.20	0.11	760.08	3.82	46.15	51.01	2.84
Jefferson Bancshares, Inc.	20.00	25.70	26.50	0.19	0.17	378.46	0.78	31.28	50.84	17.88
LSB Financial Corp.	9.20	11.50	12.30	2.30	3.13	24.02	0.86	50.15	42.14	7.71
River Valley Bancorp	NA	12.21	12.98	1.51	1.21	56.69	0.95	42.97	42.60	14.43
South Street Financial Corp.	NA	NA	NA	0.38	0.31	84.72	0.37	64.11	28.58	7.31

Source: Bank of New Orleans; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Bank’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and thrift institutions in general. Changes in the Bank’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Bank or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Prospects

(2)	Financial Condition

(3)	Market Area

(4)	Management

(5)	Dividend Policy

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(6)	Liquidity of the Issue

(7)	Subscription Interest

(8)	Stock Market Conditions

(9)	Recent Acquisition Activity

(10)	New Issue Discount

Earnings Prospects

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market interest rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor for investors in assessing earnings prospects. Prior to 2006, the Bank’s profitability in recent years had trended flat to downward due to a declining net interest margin or increased loan loss provisions. With the upturn in interest rates and a more stable loan quality outlook, the Bank’s earnings improved in 2006.

The Bank’s reported net income and core earnings compared favorably to the Comparative Group for the recent LTM period. The Bank’s lower operating expense ratio and the recovery of loan losses instead of an additional provision in 2006, following the large provision in 2005, were the key factors contributing to the Bank’s higher profitability. However, after the Conversion, the Bank’s expenses are expected to rise considerably. The stock-based employee benefit plans expected to be implemented will bear annual expense charges. Additionally, as a stock-form corporate entity, both the Company and the Bank will be subject to Louisiana state tax liabilities that do not apply to mutual institutions. Finally, in an effort to expand its lending activity and market presence beyond its immediate markets, the Bank plans to hire additional lending personnel and open additional office locations. As the Bank invests in the necessary resources and infrastructure to support the planned growth objectives, the pay-off in the form of expanded loans and deposits and increased earnings may be slow to materialize in a

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region beset with numerous economic revitalization challenges. With such a large capital position expected following the Conversion, the Company’s ROE will likely lag the Comparative Group performance in the near future.

In recent years, the Bank’s net interest margin has generally lagged that of its peers, owing to the large concentration of investments on its balance sheet. The Bank has made some progress in increasing the level of loans to assets. In the near-term following the Conversion, the concentration of investments on the balance sheet is likely to rise once again with the re-investment of the net offering proceeds. While the Bank plans to gradually and prudently deploy increased amounts of the proceeds into loans over time, it will simultaneously attempt to enter new market areas to generate much of the lending opportunities. Also, the Bank’s future expansion is directed toward participating in the rebuilding and economy recovery of New Orleans and surrounding areas. However, the pace of rebuilding and recovery in this region remains uncertain.

As its net interest margin is likely to encounter added pressure due to the increased liquidity and possible adverse changes in interest rates, the Bank has not yet developed significant sources of non-interest revenue to sustain earnings growth from other business channels. The Bank’s increased capital position will help to buttress its net interest margin across changing interest rate and business cycles. Therefore, on balance, we believe the growth prospects and viability of the Bank’s earnings are considered to be comparable to the Comparative Group. Accordingly, no adjustment is warranted for this factor.

FELDMAN FINANCIAL ADVISORS, INC.

Financial Condition

As discussed and summarized in Chapter II, the Bank’s overall loan composition was similar to that of the Comparative Group. In addition to traditional single-family residential lending, both the Bank and the Comparative Group companies exhibited significant concentrations of commercial real estate and multi-family residential loans. The chief difference between the balance sheet composition of the Bank and the Comparative Group was the Bank’s comparatively larger concentration of investments which contributed to its lower yield on interest-earning assets. While the high liquidity of the Bank reflects a lower risk profile, it also restrains the earnings potential of its balance sheet.

Before the infusion of net capital proceeds, the Bank’s equity ratio at 13.29% of assets exceeded the Comparative Group average of 11.16%. After the Conversion, the Company’s pro forma capital ratio is expected to more than double and widen the advantage over the Comparative Group. Additionally, following the increased valuation allowances and monitoring of its loan portfolio in the aftermath of Hurricane Katrina, the Bank’s loan loss reserve position and non-performing asset ratios compare favorably to the Comparative Group averages. Therefore, taken as a whole, we believe that the Bank’s liquidity, capital, and loan loss reserve positions are sufficiently strong to warrant a slight upward adjustment for overall financial condition relative to the Comparative Group.

Market Area

The members of the Comparative Group were drawn from the Southeast, Southwest, and Midwest regions of the country. The selection criteria parameters produced one public thrift (GS Financial) located in the Bank’s primary market area. The Comparative Group companies are

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characterized by a cross-section of market areas that encompass smaller to mid-sized metropolitan areas with relatively stable economies.

The Bank’s primary market area encompasses the New Orleans metropolitan area, particularly Jefferson and Orleans Parishes. Hurricane Katrina unleashed widespread devastation across this region with immense economic ramifications. The hurricane induced flooding that resulted in of the most massive population evacuation and displacements in the nation’s history. Even 18 months into the recovery, the resulting economic disruptions and dislocations continue to create high levels of uncertainty and anxiety about the prospects of recovery for the greater New Orleans region. Even before the hurricane, the New Orleans area had experienced a relatively slow rate of economic growth according to the University of New Orleans (Real Estate Market Data Center and Center for Economic Development) in a recent market analysis. The market analysis also indicated that a more definitive framework for guiding public and private re-investment is necessary to restore confidence and sustain rebuilding efforts.

Another recent study issued in collaboration with The Brookings Institution notes that while economic data are showing the first signs of increased employment, housing indicators are mixed and infrastructure improvements remain basically stalled. The Brookings Institution report concludes that the recovery effort is only inching along and important policy changes are necessary at the federal, state, and local levels in order to provide more momentum for economic recovery and essential infrastructure repairs in the immediate near term, especially with the hurricane season looming less than three months away. As a result, significant uncertainty remains regarding the long-term impact Hurricane Katrina will have on the future business operations and financial performance of the Bank. Additionally, the pace and timing of the regional economic recovery and rebuilding efforts are unpredictable at best. Therefore, given

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these overriding concerns and the possible impact upon the Bank’s growth opportunities, we believe that a downward adjustment is warranted for market area considerations.

Management

Management’s principal challenges are to generate profitable results, monitor credit risks, and control operating costs while the Bank competes in an increasingly competitive financial services environment. The normal challenges facing the Bank in attempting to generate improvements in profitability and enhance its competitiveness remain paramount as it attempts to leverage the stock offering proceeds. Additionally, management has been faced with formidable challenges in guiding the Bank through the impact of Hurricane Katrina. It is apparent that management performed effectively in leading the Bank though this troublesome period.

The Bank’s senior management team is experienced and very familiar with the local market area. The Bank’s President, who also serves as Chairman and Chief Executive Officer, has been employed at the Bank for nearly 30 years, has longstanding business and community ties, and assumes an active role in lending. The Chief Financial Officer has been employed at the Bank for 15 years. Similar to most small community banks, the Bank has fewer management level personnel who are in position to succeed and assume the responsibilities of either the President or Chief Financial Officer. We believe that investors will take into account that the Bank is professionally and knowledgeably managed by an experienced senior management team, but also note that investors will likely rely upon bottom-line earnings results as the means of evaluating the future performance of management as the Bank pursues its growth objectives. Based on these considerations, we believe no adjustment is warranted at this time based on management.

FELDMAN FINANCIAL ADVISORS, INC.

Dividend Policy

The Bank’s Board intends to consider a policy of paying cash dividends on the common stock; however, it has not yet made any decision on the timing or the possible amount of any dividend payments. The rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by the Company in the Conversion, available investment opportunities, capital requirements, the Company’s financial condition and operating results, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods.

Payment of cash dividends has become commonplace among publicly traded thrifts with relatively high capital levels. All 12 members of the Comparative Group currently pay dividends. The average dividend yield of the Comparative Group was 2.86% as of March 13, 2007, and slightly exceeded the average All Public Thrift dividend yield of 2.23%. Although the Company has yet to establish a formal dividend policy, we believe that investors will take note of its solid dividend-paying capacity as evidenced by strong pro forma capital ratios and normal earnings prospects. Therefore, we have concluded that no adjustment was warranted for purposes of dividend policy.

Liquidity of the Issue

With the increased number of market makers and institutional investors following thrift stocks, the overwhelming majority of thrift stock conversions are able to develop a public market for their new stock issues. Most publicly traded thrift stocks continue to be traded on the NASDAQ Global Market. The historically improved financial condition and operating

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performance of thrifts overall help them to meet initial market listing requirements and adhere to such guidelines thereafter.

All 12 members of the Comparative Group are listed on the NASDAQ Global Market. The Bank has applied to have its common stock listed for quotation on the NASDAQ Global Market following the Conversion and anticipates meeting the requirements for listing. Thus, we do not believe that any further adjustment is necessary to address this factor.

Subscription Interest

In recent years, thrift stock IPOs have attracted a great deal of investor interest and this speculative fervor generally continued through 2006. Completed thrift stock conversions numbered 18 in 2006, down from 27 in 2005 and 25 in 2004. The lower number of offerings may have peaked interest in the fewer thrifts that elected to sell shares to the public. The MHC format continued to be the most popular option with a total of 12 MHC conversions in 2006, compared to four second-stage offerings and two standard full conversions. Eight of the 18 offerings were oversubscribed in the first tier of eligible record holders as compared to 17 of 27 conversion offerings in 2005. Community offerings were necessary in four conversions during 2006 in effort to close the transactions. One standard full conversion has been completed thus far in 2007 and it was oversubscribed by eligible depositors in the first priority category.

The Bank has retained the services of Sandler O’Neill & Partners, L.P. to assist in the marketing and sale of the Company’s stock offering. The Bank also plans to form an employee stock ownership plan (“ESOP”) that will purchase common stock in the subscription offering. The Bank’s Board members and employees currently anticipate purchasing an aggregate amount of approximately $2.3 million of common stock. Maximum individual purchase limitations per

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eligible category are placed at $250,000 and persons or groups acting in concert are limited to 1.0% of the total common stock offered.

Notwithstanding the demand for thrift IPOs, a strong subscription offering does not always indicate that the valuation should be increased or the offering should be priced in the upper end of the range. Many thrift IPO investors do not routinely purchase in the after-market, particularly at higher stock prices or involving stock issues with limited liquidity. As such, absent actual results of the Bank’s subscription offering (as well as actual market conditions prevailing during the subscription offering), we do not believe any adjustment is warranted at this time.

Stock Market Conditions

Table 20 graphically displays the performance of the SNL All Public Thrift, All $250 to $500 Million-Asset, and All Southwest indexes, as compared to the Standard & Poor’s 500-Stock Index (“S&P 500”) since year-end 2004. The public thrift indexes have generally tracked the cyclical trends of the broader stock index, but were outperformed by the S&P 500 over the past two years. The All Public Thrift Index advanced by 3.2% and the All $250 to $500 Million-Asset Index was down 1.6%, while the All Southwest Index was up 13.7% from December 31, 2004 to March 13, 2007. In comparison, the S&P 500 was up 16.7% over the same time period.

The thrift industry has seen a steady recovery since the 1990s. This has been fueled primarily by the demand for housing loans, as the real estate sector of the economy flourished. The thrift industry posted record profits of $16.4 billion in calendar year ended December 31, 2005. Due to the flattening and eventual inversion of the yield curve, the industry reported slightly lower profits of $15.9 billion for the year ended December 31, 2006.

FELDMAN FINANCIAL ADVISORS, INC.

FELDMAN FINANCIAL ADVISORS, INC.

While overall industry earnings decreased from 2005 to 2006, thrifts in general are reporting strong equity levels, steady loan growth, and solid asset quality. However, during the fourth quarter of 2006, the slowdown in housing and the changing credit cycle for residential mortgages and consumer lending widely affected industry earnings, profitability, and asset quality measures. It remains to be seen if these trends persist over longer periods.

For most of 2006, while moving in a narrow band, thrift stocks generally traded upward. However, since year-end 2006, general uncertainties about the pace of economic recovery, oil prices, the continuing war in Iraq, rate reductions by the Federal Reserve, and the flat yield curve, both the thrift market and the broader market have exhibited mixed signals. More recently in early March 2007, the rising tide of problems in the subprime mortgage market spurred fear of rippling effects across the whole financial sector. Additionally, news of rising loan delinquencies and foreclosures industry-wide added fuel to the fire and a broad sell-off occurred in financial stocks. Since year-end 2006, the All Public Thrift Index has declined 9.4% through March 13, 2007, compared to a 2.8% decrease in the S&P 500. As a result, analysts and investors continue to focus on economic reports for signs of strength, weakness, or inflationary pressure. At the very least, the overall uncertainty about the Federal Reserve’s plans could create more market volatility and lead to sharp upward and downward swings for financial stocks particular.

Recent Acquisition Activity

Acquisition speculation is one factor underpinning the prices of newly converted thrifts in after-market trading. Table 21 summarizes recent acquisition activity involving banks and thrifts based in Louisiana. Since January 1, 2004, there have been 10 acquisitions involving Louisiana banks and thrifts.

FELDMAN FINANCIAL ADVISORS, INC.

Table 21

Summary of Recent Louisiana Acquisition Activity

Transactions Announced Since January 1, 2004

				Seller’s Prior Financial Data							Offer Value to
Buyer	State	Seller	B/T (1)	Total Assets ($Mil.)	Equity/ Assets (%)	YTD ROA (%)	YTD ROE (%)	Date Anncd.	Status (2)	Offer Value ($Mil.)	Book Value (%)	Tang. Book (%)	LTM EPS (x)	Total Assets (%)
Overall Average				2,303.5	10.43	0.69	7.35	NA	NA	729.6	175.6	184.5	28.5	16.52
Overall Median				101.3	9.29	0.67	6.95	NA	NA	18.6	147.0	147.0	28.1	17.47
Investor group	LA	Globe Bancorp Inc.	T	29.9	18.57	0.66	3.65	02/14/07	P	NA	NA	NA	NA	NA
First Guaranty Bancshares	LA	Homestead Bancorp Inc.	T	131.9	9.04	0.33	3.80	01/04/07	P	13.1	127.0	127.0	43.6	9.92
Home Bank	LA	Crowley B&LA	T	34.0	10.83	0.61	5.68	06/30/06	C	NA	NA	NA	NA	NA
CTB Financial Corporation	LA	First United Bank	B	104.9	13.09	0.43	3.40	09/23/05	C	18.6	135.4	135.4	28.1	17.72
Capital One Financial Corp.	VA	Hibernia Corp.	B	22,084.6	9.54	1.49	16.51	03/07/05	C	4,977.4	231.0	279.6	15.3	22.54
State Capital Corporation	MS	First Bcshs of Baton Rouge	B	97.7	7.52	0.82	10.54	11/15/04	C	NA	NA	NA	NA	NA
IBERIABANK Corp.	LA	American Horizons Bancorp	B	266.6	7.96	0.80	9.69	09/29/04	C	46.6	219.4	233.5	21.7	17.47
BancorpSouth Inc.	MS	Business Holding Corp.	B	160.4	8.00	0.67	8.21	09/17/04	C	34.5	245.0	245.0	33.0	21.50
First Federal Bank of LA	LA	First Allen Parish Bancorp	T	53.3	8.37	0.73	8.98	06/16/04	C	6.6	147.0	147.0	17.1	12.31
Teche Holding Co.	LA	St. Landry Financial Corp.	T	71.3	11.39	0.34	3.06	03/04/04	C	10.1	124.2	124.2	40.9	14.15

(1)	B=bank; T=thrift.

(2)	P=pending; C=completed.

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

The largest recent acquisition of a Louisiana bank or thrift involved the purchase of Hibernia Corporation by Capital One Financial Corporation. At the time of its acquisition in 2005, Hibernia held the largest deposit market share among all financial institutions in Louisiana. After the Hibernia acquisition was announced in March 2005, the deal terms were renegotiated prior to the transaction closing in November 2005 due to the impact of Hurricane Katrina on Hibernia’s Gulf Coast operations.

Other than the Hibernia acquisition, the Louisiana bank and thrift acquisition activity has centered on smaller financial institutions. Overall acquisition valuation ratios for Louisiana financial institutions were generally lower higher than the premiums reported nationwide. Given that there are significant regulatory restrictions on the ability to acquire control of the Company for a period of three years following the Conversion, we do not believe that acquisition premiums are a significant factor to consider in determining the Company’s pro forma market value. However, we do note that any speculative acquisition interest may be reflected to some degree in the general trading values of thrift stocks and encompass members of the Comparative Group as well.

New Issue Discount

A “new issue” discount that reflects investor concerns and investment risks inherent in all IPOs is a factor to be considered for purposes of valuing converting thrifts. The magnitude of the new issue discount typically expands during periods of declining thrift stock prices as investors require larger inducements, and narrows during strong market conditions. The thrift conversion market continues to respond to the after-market performance of recent offerings. Table 22 presents a summary of standard full conversion offerings since January 1, 2005.

FELDMAN FINANCIAL ADVISORS, INC.

Table 22

Summary of Recent Full Conversion Stock Offerings

Transactions Completed Since January 1, 2005

						Pro Forma Ratios
					Gross	Price/	Price/	Price/			After-Market Price Chg.			Change
Company	St.	Stock Exchange	IPO Conv. Date	Total Assets ($Mil.)	Offering Proceeds ($Mil.)	Book Value (%)	Tang. Book (%)	LTM EPS (x)	IPO Price ($)	3/13/07 Price ($)	One Day (%)	One Week (%)	One Month (%)	Thru 3/13/07 (%)
Average	NA	NA	NA	503.1	77.2	78.2	85.0	37.3	NA	NA	25.5	25.6	25.9	44.6
Mean	NA	NA	NA	436.3	62.3	78.3	79.5	38.5	NA	NA	28.1	27.1	28.6	49.5
Hampden Bancorp, Inc.	MA	NASDAQ	01/17/07	482.6	75.7	82.0	82.0	38.5	10.00	12.25	28.2	24.5	23.4	22.5
Chicopee Bancorp, Inc.	MA	NASDAQ	07/20/06	390.1	68.9	71.5	71.5	35.7	10.00	15.13	44.6	44.7	45.2	51.3
Newport Bancorp, Inc.	RI	NASDAQ	07/07/06	273.1	45.2	85.0	85.0	45.5	10.00	13.85	28.0	28.6	31.7	38.5
Legacy Bancorp, Inc.	MA	NASDAQ	10/26/05	706.9	95.5	71.9	73.5	26.3	10.00	15.60	30.3	34.8	32.0	56.0
BankFinancial Corporation	IL	NASDAQ	06/24/05	1,495.5	244.7	79.7	85.5	NM	10.00	16.44	36.0	33.3	36.0	64.4
Benjamin Franklin Bancorp	MA	NASDAQ	04/05/05	517.4	55.8	82.9	130.0	40.7	10.00	14.77	0.6	3.6	3.4	47.7
OC Financial, Inc.	OH	OTC BB	04/01/05	57.0	5.6	75.9	75.9	NM	10.00	10.95	20.0	10.0	10.0	9.5
Royal Financial, Inc.	IL	OTC BB	01/21/05	101.9	26.0	76.9	76.9	NM	10.00	16.70	16.0	25.5	25.4	67.0

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

There were five standard conversion offerings in 2005, followed by two such offerings in 2006 and one thus far in 2007. The after-market price performance of standard thrift conversion IPOs has retained momentum, while most second-stage and MHC conversions have experienced more restrained after-market performance. Of the eight standard conversion offerings completed since January 1, 2005, the average first-day price increase was 25.5%, with an average price gain of 44.6% through March 13, 2007.

In the after-market, thrift conversions had been trading upward to a range between 90% and 100% of fully converted book value, but found resistance at this level until a discernible trend in earnings improvement was evident. To price a new offering at 90% of pro forma book value, because of the mathematics of the calculation, would require very large increases in valuations and produce very marginal returns on equity.

Accordingly, thrift conversions continue to be priced at discounts to publicly traded companies. This is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to adeptly leverage the balance sheet in the currently low interest rate environment. Moreover, the uneven after-market price performance of thrift IPOs provides added reason to continue to factor in a new issue discount for valuation of current thrift IPOs.

Investors are aware that at initial pro forma price-to-book ratios approaching the current trading range of a majority of public thrifts, price-to-earnings ratios of converting thrifts would be excessive, returns on equity very low, and capital levels very high. Based upon the price-to-book valuation metric, thrift conversions recently have been discounted by 40% to 50% relative to the overall thrift trading market on a fully converted basis.

FELDMAN FINANCIAL ADVISORS, INC.

Adjustments Conclusion

It is our opinion that the Bank’s pro forma valuation should be discounted relative to the Comparative Group because of factors associated with market area and the new issue discount. The magnitude of these discounts is partially offset by the upward adjustment accorded to the Bank for financial condition. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. Currently, converting thrifts are often valued at substantial discounts to peer institutions relative to price-to-book ratios, but at lesser discounts to the comparable institutions’ price-to-earnings ratios. It is the role of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts and premiums.

Valuation Approach

In determining the estimated pro forma market value of the Company, we have employed the comparative company approach and considered the following pricing ratios: price-to-earnings per share (“P/E”), price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-assets (“P/A”). Table 23 presents the trading market valuation ratios of the Comparative Group and All Public Thrift averages and medians as of March 13, 2007. As shown in Table 23, the average P/B ratio for the Comparative Group was 105.5%, the average P/TB ratio was 111.1%, and the average P/E ratio was 20.0x.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio is an important valuation ratio in the current thrift stock environment and was a key focus in developing our estimate of the Company’s pro forma market value. The Bank’s LTM earnings for the period ended December 31, 2006 amounted to $2.0 million.

FELDMAN FINANCIAL ADVISORS, INC.

Adjusting for the unusual recovery on loan loss valuation allowances and the loss on sale of securities incurred during the year end December 31, 2006, the Bank’s resulting core earnings are calculated as $1.8 million.

In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined a pro forma price-to-book ratio and price-to-tangible book ratio of 71.2% for the Company, which reflect an aggregate midpoint value of $53.0 million based on the assumptions summarized in Exhibit IV. Employing a range of 15% above and below the midpoint, the resulting minimum value of $45.1 million reflects a 66.7% P/B ratio and the resulting maximum value of $61.0 million reflects a 74.9% P/B ratio. The adjusted maximum, an additional 15.0% above the maximum, is positioned at approximately $70.1 million and a P/B ratio of 78.4%. At this adjusted maximum price-to-book valuation ratio, the Company is valued at a level slightly above the average P/B ratio of 78.2% for prior full conversion stock offerings as displayed previously in Table 22.

The Bank’s pro forma maximum P/B ratio of 74.9% reflects a 29.0% discount to the Comparative Group average P/B ratio of 105.5% and a 40.2% discount to the All Public Thrift average of 125.2%. At the adjusted maximum, the Bank’s pro forma P/B ratio of 78.4% reflects a 25.7% discount to the Comparative Group average and a 37.4% discount to the All Public Thrift average.

Based on the Valuation Range as indicated above, the Bank’s pro forma P/E ratios ranged from a minimum of 18.2x to 25.6x at the adjusted maximum based on LTM earnings and from 20.4x to 25.6x based on core earnings. As shown in Exhibit IV, the calculation of pro forma earnings includes the historical earnings results plus the re-investment of net investable proceeds

FELDMAN FINANCIAL ADVISORS, INC.

from the stock offering, less adjustments for expenses associated with the stock-based benefit plans and the Louisiana state shares tax.

The Bank’s pro forma maximum P/E LTM ratio of 23.3x reflects a 16.2% premium to the Comparative Group average P/E ratio of 20.0x. On a core earnings basis, the Bank’s pro forma maximum P/E ratio measured 25.6x and was comparable to the Comparative Group average of 26.2x. While the Bank’s pro forma valuation ratios are discounted to the Comparative Group on a price-to-book basis, we believe that the resulting price-to-earnings ratios are reasonable in consideration of the Bank’s recent earnings performance relative to the Comparative Group.

Based on the price-to-assets valuation metric, the Bank’s pro forma midpoint of $53.0 million reflects a corresponding P/A valuation ratio of 20.00%, ranging from 17.46% at the valuation minimum to 22.41% and 25.04% at the maximum and adjusted maximum, respectively. The Bank’s strong capitalization level resulted in P/A ratio premiums in contrast to the Comparative Group average of 11.67%. However, we note that the Bank’s very high pro forma P/A valuation ratios are also indicative of the challenge facing the Bank in generating a competitive ROE and advancing the other valuation metrics to trading market levels.

Valuation Conclusion

It is our opinion that, as of March 13, 2007, the aggregate estimated pro forma market value of the Bank on a fully converted basis was within the Valuation Range of $45,050,000 to $60,950,000 with a midpoint of $53,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. An additional 15% increase above the maximum results in an adjusted maximum of $70,092,500.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1 displays the assumptions utilized in calculating the pro forma financial consequences of the stock offering. Exhibit IV-2 displays the pro forma financial data at each level of the Valuation Range. Exhibit IV-3 provides more detailed data at the maximum valuation. Exhibit IV-4 compares the Bank’s pro forma valuation ratios with the averages and medians reported by the Comparative Group and All Public Thrifts.

FELDMAN FINANCIAL ADVISORS, INC.

Table 23

Comparative Pro Forma Market Valuation Analysis

Bank of New Orleans and the Comparative Group

Computed from Market Price Data as of March 13, 2007

Company	Current Stock Price ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Current Dividend Yield (%)
Bank of New Orleans(1)
Pro Forma Minimum	10.00	45.1	18.2	20.4	66.7	66.7	17.46	26.17	26.17	0.00
Pro Forma Midpoint	10.00	53.0	20.8	23.3	71.2	71.2	20.00	28.10	28.10	0.00
Pro Forma Maximum	10.00	61.0	23.3	25.6	74.9	74.9	22.41	29.93	29.93	0.00
Pro Forma Adj. Maximum	10.00	70.1	25.6	27.8	78.4	78.4	25.04	31.93	31.93	0.00
Comparative Group Average	NA	32.5	20.0	26.2	105.5	111.1	11.67	11.16	10.75	2.86
Comparative Group Median	NA	28.1	16.8	20.2	107.6	110.2	9.64	9.58	9.58	2.60
All Public Thrift Average(2)	NA	507.6	21.0	23.3	125.2	141.8	12.91	10.58	9.84	2.23
All Public Thrift Median(2)	NA	62.6	17.9	18.7	120.3	130.5	11.58	9.30	8.63	2.25
Comparative Group
Blue River Bancshares, Inc.	5.75	20.2	33.8	NA	113.9	140.9	8.90	7.82	6.41	1.39
FFD Financial Corporation	17.35	19.2	13.0	13.0	109.7	109.7	11.47	10.46	10.46	3.23
First Bancorp of Indiana, Inc.	17.75	32.9	33.5	33.5	95.0	119.0	8.95	9.42	7.66	3.38
First BancTrust Corporation	11.80	27.4	24.6	23.4	102.6	106.4	8.80	8.57	8.29	2.03
First Federal of Northern Michigan	9.15	27.8	NM	NM	78.3	88.3	9.88	12.62	11.36	2.19
First Franklin Corporation	17.50	29.5	21.9	56.1	114.6	114.6	8.89	7.75	7.75	2.06
Great Pee Dee Bancorp, Inc.	16.00	28.6	16.2	15.3	105.5	107.9	13.01	12.33	12.09	4.00
GS Financial Corp.	21.00	26.6	12.1	29.6	97.4	97.4	15.79	16.21	16.21	1.90
Jefferson Bancshares, Inc.	12.60	81.5	NM	45.6	110.6	110.6	24.85	22.46	22.46	1.90
LSB Financial Corp.	26.68	42.8	12.9	12.9	122.8	122.8	11.61	9.46	9.46	3.00
River Valley Bancorp	17.50	28.3	14.7	15.9	119.1	119.3	8.49	7.12	7.11	4.57
South Street Financial Corp.	8.54	25.2	17.4	16.9	96.8	96.8	9.39	9.70	9.70	4.68

(1)

Pro forma ratios assume sale of 100% of the to-be-outstanding common stock, reflecting gross proceeds of $45.1 million at the minimum, $53.0 million at the midpoint, $61.0 million at the maximum, and $70.1million at the adjusted maximum of the valuation range.

(2)	Excludes mutual holding companies and companies being acquired in an announced merger transaction.

Source: Bank of New Orleans; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning and Development Analyst with the Wilmington Trust Bank in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

Michael Green - Principal. Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans. During Mike’s 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations. Mike holds a BA in Finance and Economics from Rutgers College.

Greg Izydorczyk - Senior Vice President. Greg specializes in merger and acquisition analysis and corporate valuations and also has experience in mark-to-market analysis and business plans. Greg was with Kaplan Associates for three years. Previous, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial and as a Financial Analyst with Airbus Industrie of N.A. Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the Katz Graduate School, University of Pittsburgh.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-1

Bank of New Orleans

Consolidated Balance Sheets

As of December 31, 2005 and 2006

(Dollars in Thousands)

	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$6,449	$17,967
Securities available-for-sale, at fair value	55,691	63,321
Securities held-to-maturity, at amortized cost	61,289	59,189
Loans receivable, net	89,266	92,449
Accrued interest receivable	1,259	1,580
Federal Home Loan Bank stock	2,202	2,808
Premises and equipment, net	1,939	2,017
Other assets	1,631	1,573

TOTAL ASSETS	$219,726	$240,904

LIABILITIES AND EQUITY
Deposits:
Non-interest-bearing	$4,095	$4,786
Interest-bearing	146,240	152,459

Total deposits	150,335	157,245

Federal Home Loan Bank advances	35,242	50,313
Advance payments by borrowers for taxes and insurance	3,073	5,093
Accrued interest payable	473	324
Other liabilities	1,405	1,017

Total liabilities	190,528	213,992

Retained earnings	29,741	27,718
Accumulated other comprehensive loss	(543)	(806)

Total equity	29,198	26,912

TOTAL LIABILITIES AND EQUITY	$219,726	$240,904

Source: Bank of New Orleans, audited financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-2

Bank of New Orleans

Consolidated Income Statements

For the Years Ended December 31, 2004 to 2006

(Dollars in Thousands)

	Year Ended December 31,
	2006	2005	2004
Total interest income	$12,249	$11,215	$10,838
Total interest expense	5,334	4,915	4,670

Net interest income	6,915	6,300	6,168
Provision (recovery) for loan losses	(458)	2,250	16

Net interest income after provision	7,373	4,050	6,152
Customer service fees	370	350	423
Net gain (loss) on sales of securities	(92)	—	94
Other income	143	261	94

Total non-interest income	421	611	611
Salaries and employee benefits	2,996	2,741	2,867
Occupancy expense	619	681	686
Other operating expenses	1,180	1,001	1,092

Total non-interest expense	4,795	4,423	4,645

Income before income tax expense	2,999	238	2,118
Income tax expense	976	36	675

Net income	$2,023	$202	$1,443

Source: Bank of New Orleans, audited financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-3

Loan Portfolio Composition

As of December 31, 2004 to 2006

(Dollars in Thousands)

	December 31,
	2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Loans
One- to four-family resid.	$45,594	46.3%	$44,178	46.3%	$46,055	53.5%
Multi-family resid., comm real estate, and land loans	33,995	37.0	34,909	36.5	23,672	27.2

Total real estate loans	79,589	86.6	79,087	82.8	70,222	80.7

Consumer and Other Loans
Student loans	2,654	2.9	5,682	5.9	5,381	6.2
Loans secured by deposits	520	0.6	428	0.4	386	0.4
Home equity loans and lines of credit	8,514	9.3	9,164	9.6	9,679	11.1
Other loans	671	1.6	1,189	1.2	1,388	1.6

Total consumer loans	12,359	13.4	16,463	17.2	16,834	19.3

Total loans, gross	91,948	100.0%	95,550	100.0%	87,056	100.0%

Less:
Deferred loan fees	390		341		277
Allowance for losses	2,292		2,760		515

Total loans, net	$89,266		$92,449		$86,264

Source: Bank of New Orleans, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-4

Net Lending Activity

For the Years Ended December 31, 2004 to 2006

(Dollars in Thousands)

	Year Ended December 31,
	2006	2005	2004
Loans originated:
One-to four-family	$15,479	$16,221	$17,491
Multi-family residential, commercial real estate, and land loans	7,777	21,300	15,190
Consumer and other loans	3,305	4,594	6,936

Total loans originated	26,561	42,115	39,617
Loans purchased	408	—	515

Total loans originated and purchased	26,969	42,115	40,132

Loans sold	(290)	(3,047)	(4,958)
Loan principal payments	(26,809)	(26,389)	(19,535)

Total loans sold and principal repayments	(27,099)	(29,436)	(24,493)
Increase (decrease) due to other items, net	(3,472)	(4,185)	286

Net increase (decrease) in total loans	$(3,602)	$8,494	$15,925

Source: Bank of New Orleans, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-5

Investment Portfolio Composition

As of December 31, 2004 to 2006

(Dollars in Thousands)

	December 31,
	2006		2005		2004
	Amort. Cost	Market Value	Amort. Cost	Market Value	Amort. Cost	Fair Value
Securities Available-for-Sale
Mortgage-backed securities	$34,832	$34,015	$44,702	$43,568	$58,074	$58,030
U.S. govt. & agency obligations	21,682	21,676	19,839	19,753	20,882	21,041
Municipal obligations	—	—	—	—	—	—

Total available-for-sale secs.	56,514	55,691	64,541	63,321	78,956	79,071
Securities Held-to-Maturity
Mortgage-backed securities	57,545	57,130	55,243	54,875	53,068	53,947
U.S. govt. & agency obligations	298	298	503	506	1,250	1,257
Municipal obligations	3,446	3,555	3,443	3,578	3,439	3,684

Total held-to-maturity secs.	61,289	60,983	59,189	58,959	57,757	58,888
FHLB stock	2,202	2,202	2,808	2,808	3,398	3,398

Total investment securities	$120,005	$118,876	$126,538	$125,088	$140,111	$141,357

Source: Bank of New Orleans, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-6

Deposit Account Distribution

As of December 31, 2004 to 2006

(Dollars in Thousands)

	December 31,
	2006		2005		2004
	Amount	Pct. of Total	Amount	Pct. of Total	Amount	Pct. of Total
Transaction accounts
Passbook	$21,177	14.1%	$24,250	15.4%	$20,359	14.5%
Interest-bearing checking	21,462	14.3	27,102	17.2	16,242	11.5
Non-interest bearing checking	4,095	2.7	4,786	3.0	1,743	1.2
Money market	6,291	4.2	7,099	4.5	6,981	5.0

Total transaction accounts	53,025	35.3	63,237	40.2	45,325	32.2

Certificate accounts
1.00% - 1.99%	2,749	1.8	1,164	1.4	34,916	24.8
2.00% - 2.99%	3,989	2.7	43,810	27.9	36,151	25.7
3.00% - 3.99%	44,671	29.7	33,442	21.3	12,738	9.0
4.00% - 4.99%	31,827	21.2	12,985	8.3	7,358	5.2
5.00% - 5.99%	14,074	9.4	1,607	1.0	2,668	1.9
6.00% - 6.99%	—	0.0	—	0.0	1,599	1.1

7.00% or more	—	0.0	—	0.0	60	0.0

Total certificate accounts	97,310	64.7	94,008	59.8	95,490	67.8

Total deposits	$150,335	100.0%	$157,245	100.0%	$140,815	100.0%

Source: Bank of New Orleans, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-7

Borrowed Funds Distribution

As of or for the Years Ended December 31, 2004 to 2006

(Dollars in Thousands)

	As of or For the Year Ended December 31,
	2006	2005	2004
FHLB Advances
Maximum month-end balance	$49,969	$65,491	$69,318
Balance at end of period	35,242	50,313	66,408
Average balance during period	43,362	58,590	65,398
Weighted average rate during period	4.05%	3.57%	3.20%
Weighted average rate at end of period	4.31%	3.93%	3.39%

Source: Bank of New Orleans, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-8

Office Network

As of December 31, 2006

(Dollars in Thousands)

Description/Address	Leased/ Owned		Date of Lease Expiration	Net Book Value of Property	Amount of Deposits
Main Office
1600 Veterans Boulevard Metairie, Louisiana 70005	Owned		N/A	$1,382	$75,606
Branch Offices
4401 Transcontinental Drive Metairie, Louisiana 70006	Owned	(1)	3/31/2016	247	34,466
5435 Magazine Street New Orleans, Louisiana 70115	Owned		N/A	310	17,834
1522 Robert E. Lee Boulevard New Orleans, Louisiana 70122	Leased		6/30/2009	—	22,429	(2)

Total				$1,939	$150,335

(1)	Branch site is located on three lots. The Bank owns two of the lots and the third (parking lot) is leased.

(2)

Deposits for this office have been temporarily assigned to the main office for regulatory reporting purposes as this office has been temporarily closed since August 2005 due to flood damage from Hurricane Katrina.

Source: Bank of New Orleans, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

Company	Ticker	State	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 3/13/07 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
All Public Thrifts (1)
Alaska Pacific Bancshares Inc.	AKPB	AK	178.9	9.90	9.89	0.60	6.23	25.50	16.3	15.6	14.6	92.2	92.2	9.12	1.41
Allied First Bancorp Inc.	AFBA	IL	160.2	6.70	NA	0.28	4.31	16.20	8.3	18.6	18.6	77.1	81.0	5.17	0.00
AMB Financial Corp.	AMFC	IN	182.3	8.04	8.04	0.37	4.47	15.40	16.1	24.1	25.0	109.9	109.9	8.84	2.08
Ameriana Bancorp	ASBI	IN	437.2	7.58	7.40	(0.22)	(2.74)	12.60	38.5	NM	NM	116.1	119.2	8.80	1.27
American Bancorp of New Jersey	ABNJ	NJ	524.3	21.47	21.47	0.35	1.43	11.65	152.6	NM	83.2	135.7	135.7	29.12	1.37
American Bank Holdings Inc.	ABKH	MD	364.0	7.83	7.83	1.04	12.32	24,700	39.0	10.8	NA	136.9	136.9	10.72	0.00
Anchor BanCorp Wisconsin	ABCW	WI	4,505.9	7.47	7.06	0.98	12.94	26.91	588.7	13.9	13.8	174.2	185.2	13.01	2.53
ASB Financial Corp.	ASBN	OH	206.0	8.39	8.39	0.77	9.02	20.50	32.6	21.4	21.5	188.9	188.9	15.85	3.32
Astoria Financial Corp.	AF	NY	21,554.5	5.64	4.82	0.80	13.73	26.83	2,633.8	14.9	14.6	203.1	239.6	11.46	3.88
B of I Holding, Inc.	BOFI	CA	803.4	8.89	8.89	0.44	4.56	6.96	57.6	19.9	21.9	86.9	86.9	7.21	0.00
BancAffiliated Inc.	BAFI	TX	111.5	8.55	8.53	0.75	8.85	26.50	7.3	9.3	NA	77.0	77.2	6.58	0.00
Bank Mutual Corp.	BKMU	WI	3,452.2	15.46	14.08	0.59	3.89	10.95	649.9	32.2	32.9	123.6	139.0	19.11	2.92
BankAtlantic Bancorp Inc.	BBX	FL	6,495.7	8.08	6.97	0.24	2.93	11.40	640.9	45.6	34.7	132.6	157.7	10.71	1.44
BankFinancial Corp	BFIN	IL	1,613.1	20.21	18.58	0.61	3.02	16.44	399.6	36.5	38.5	122.6	136.0	24.77	1.70
BankPlus FSB	BPLS	IL	293.5	8.16	8.16	0.51	6.57	13.15	20.5	NA	NA	NA	NA	NA	0.00
BankUnited Financial Corp.	BKUNA	FL	13,810.7	5.66	5.47	0.74	13.28	20.46	742.3	8.2	8.2	97.1	100.8	5.44	0.10
Benjamin Franklin Bancorp Inc	BFBC	MA	913.7	11.97	8.28	0.53	4.35	14.77	121.9	24.6	23.0	111.4	167.8	13.34	1.08
Berkshire Hills Bancorp Inc.	BHLB	MA	2,149.6	12.01	6.75	0.53	4.40	32.60	284.0	25.3	21.0	110.0	207.6	13.21	1.72
BFC Financial Corp.	BFF	FL	7,694.3	2.31	1.23	0.03	1.16	4.68	171.8	NM	NA	103.3	213.6	2.18	0.00
Blue River Bancshares Inc.	BRBI	IN	226.4	7.82	6.41	0.28	3.40	5.75	20.2	33.8	NA	113.9	140.9	8.90	1.39
Broadway Financial Corp.	BYFC	CA	301.0	6.65	6.65	0.58	8.96	10.80	17.7	12.0	12.1	101.2	101.2	5.93	1.85
Brookline Bancorp Inc.	BRKL	MA	2,373.0	24.56	22.91	0.89	3.53	12.08	743.7	35.5	36.2	127.6	139.8	31.33	2.81
Carver Bancorp Inc.	CNY	NY	764.9	6.57	5.82	0.35	4.85	16.10	40.5	17.9	11.6	80.5	91.7	5.29	2.24
CCSB Financial Corp.	CCFC	MO	95.8	13.62	13.62	(0.08)	(0.56)	14.05	11.8	NM	NM	90.6	90.6	12.34	0.00
Central Bancorp Inc.	CEBK	MA	565.5	7.21	6.84	0.27	3.78	31.05	50.9	30.2	37.9	124.9	132.1	9.00	2.32
Central Federal Corp.	CFBK	OH	236.0	12.32	12.32	(0.02)	(0.12)	7.30	33.2	NM	NM	114.1	114.1	14.06	4.93
CFS Bancorp Inc.	CITZ	IN	1,254.4	10.51	10.41	0.42	3.96	14.48	160.3	30.8	33.9	122.3	123.5	12.85	3.31
Chicopee Bancorp Inc.	CBNK	MA	450.2	24.09	24.09	(0.60)	(3.59)	15.13	112.6	NA	NA	103.8	103.8	25.00	0.00
Citizens Community Bncp	CZWI	WI	289.9	26.77	24.90	0.06	0.45	9.45	67.3	NM	NM	86.7	95.6	23.20	2.12
Citizens First Bancorp Inc.	CTZN	MI	1,775.1	9.99	9.35	0.53	5.29	22.51	189.6	19.8	19.8	107.9	116.1	10.77	1.60
Citizens South Banking Corp.	CSBC	NC	743.4	11.56	7.63	0.76	6.42	12.78	103.6	19.1	19.3	120.5	190.7	13.93	2.35
CKF Bancorp Inc.	CKFBE	KY	159.1	10.49	9.87	0.89	8.65	15.50	20.6	14.2	14.2	120.3	128.7	12.62	4.65
Coddle Creek Financial Corp.	CDLX	NC	148.9	13.45	13.45	0.29	2.28	27.00	17.0	35.1	38.6	NA	NA	NA	8.89

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

Company	Ticker	State	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 3/13/07 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
Community Financial Corp.	CFFC	VA	450.1	8.50	8.50	0.96	11.62	12.63	54.1	13.3	13.3	141.6	141.6	12.03	2.06
Community First Bancorp Inc.	CFBC	KY	77.3	3.63	3.63	(0.57)	(14.84)	7.00	2.3	NM	NM	82.0	82.0	2.97	0.00
Community Investors Bancorp	CIBN	OH	130.0	8.37	8.37	0.59	6.34	14.75	13.0	NA	NA	NA	NA	NA	2.71
Crazy Woman Creek Bancorp	CRZY	WY	124.6	8.48	8.35	0.71	8.02	20.00	12.8	16.7	17.5	120.8	122.9	10.24	2.40
Dime Community Bancshares Inc.	DCOM	NY	3,173.4	9.16	7.54	0.98	10.43	12.64	460.8	14.5	15.0	158.6	196.1	14.52	4.43
Downey Financial Corp.	DSL	CA	16,209.4	8.65	8.63	1.19	15.80	62.36	1,737.0	8.5	8.5	123.9	124.1	10.72	0.77
DSA Financial Corp.	DSFN	IN	109.7	15.60	15.60	0.75	4.52	13.00	21.8	26.5	29.5	127.8	127.8	19.94	3.23
East Side Financial Inc.	ESDF	IL	135.9	9.54	9.54	0.32	3.54	37.75	10.7	NA	NA	82.9	82.9	7.91	0.53
East Texas Financial Services	ETFS	TX	229.7	9.65	8.79	0.20	2.11	16.20	21.2	46.3	46.3	95.6	106.0	9.23	1.23
ebank Financial Services Inc.	EBDC	GA	138.7	7.59	7.59	0.10	1.21	0.85	6.1	NM	NM	94.6	94.6	4.55	0.00
Elmira Savings Bank	ESBK	NY	371.4	6.63	6.57	0.49	7.21	29.30	39.0	23.1	17.1	158.2	159.8	10.49	2.87
ESB Financial Corp.	ESBF	PA	1,922.7	6.69	4.46	0.56	8.55	10.81	138.9	13.0	13.6	108.1	165.7	7.23	3.70
Federal Trust Corp.	FDT	FL	723.0	7.56	7.56	0.46	6.70	9.92	92.8	26.8	27.1	169.3	169.3	12.79	1.61
FFD Financial Corp.	FFDF	OH	167.3	10.46	10.46	1.00	8.72	17.35	19.2	13.0	13.0	109.7	109.7	11.47	3.23
FFW Corp.	FFWC	IN	286.8	8.77	NA	1.09	12.29	25.25	30.9	10.5	11.4	123.0	NA	10.78	3.01
Fidelity Bancorp Inc.	FSBI	PA	738.7	6.09	5.74	0.56	9.44	18.60	55.5	14.0	16.6	123.1	131.2	7.51	3.01
Fidelity Federal Bancorp	FDLB	IN	218.7	7.04	NA	0.38	5.60	20.00	16.7	18.9	18.9	108.5	NA	7.64	5.00
First Bancorp of Indiana Inc.	FBEI	IN	364.4	9.42	7.66	0.27	2.80	17.75	32.9	33.5	33.5	95.0	119.0	8.95	3.38
First Bancshares Inc.	FBSI	MO	237.0	11.18	11.06	(0.09)	(0.82)	16.85	26.2	NM	NA	98.7	99.9	11.04	0.95
First BancTrust Corp.	FBTC	IL	310.9	8.57	8.29	0.39	4.27	11.80	27.4	24.6	23.4	102.6	106.4	8.80	2.03
First Capital Bancshares Inc.	FCPB	SC	52.0	9.82	9.82	1.12	11.93	9.45	5.3	NA	NA	104.4	104.4	10.25	0.00
First Capital Inc.	FCAP	IN	457.1	9.65	8.49	0.84	8.64	18.07	51.4	13.9	13.9	116.6	134.2	11.25	3.76
First Clover Leaf Fin Corp.	FCLF	IL	340.7	27.32	24.76	0.87	3.43	11.40	103.4	49.6	50.2	111.1	126.9	30.36	2.11
First Community Bank Corp.	FCFL	FL	371.6	8.82	8.71	1.09	12.19	19.04	76.7	20.9	22.3	234.0	237.1	20.63	0.00
First Defiance Financial	FDEF	OH	1,527.9	10.46	8.15	1.04	10.03	28.43	203.1	13.0	13.3	127.0	167.3	13.29	3.52
First Fed of N Michigan Bncp	FFNM	MI	281.0	12.62	11.36	0.16	1.29	9.15	27.8	61.0	57.4	78.3	88.3	9.88	2.19
First Federal Bancshares of AR	FFBH	AR	852.5	8.87	8.87	0.85	9.41	23.48	113.6	16.3	17.1	150.3	150.3	13.33	2.73
First Federal Bankshares Inc.	FFSX	IA	600.6	11.60	8.79	0.49	4.17	21.55	73.6	25.1	25.1	105.5	143.7	12.24	1.95
First Financial Holdings Inc.	FFCH	SC	2,655.0	7.08	6.28	1.04	15.32	34.39	415.0	15.3	15.3	220.7	251.2	15.63	2.91
First Franklin Corp.	FFHS	OH	332.0	7.75	7.75	0.43	5.40	17.50	29.5	21.9	56.1	114.6	114.6	8.89	2.06
First Independence Corp.	FFSL	KS	180.3	9.11	9.11	0.68	7.63	18.00	15.9	13.0	13.1	96.6	96.6	8.80	3.89
First Keystone Financial	FKFS	PA	520.3	6.60	6.60	0.13	2.42	20.24	49.1	57.8	130.8	143.1	143.1	9.44	0.00
First Mutual Bancshares Inc.	FMSB	WA	1,079.3	6.49	6.49	1.01	16.89	22.32	149.0	14.0	14.3	212.8	212.8	13.80	1.61
First Niagara Finl Group	FNFG	NY	7,945.5	17.46	8.88	1.14	6.67	13.69	1,496.2	16.1	16.6	105.4	228.6	18.40	3.80
First Niles Financial Inc.	FNFI	OH	96.8	16.69	16.69	0.67	4.13	11.90	16.5	23.8	37.3	102.0	102.0	17.02	5.38

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

Company	Ticker	State	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 3/13/07 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
First PacTrust Bancorp Inc.	FPTB	CA	808.3	10.11	10.11	0.59	5.91	26.15	115.2	23.4	23.4	132.1	132.1	13.36	2.75
First Place Financial Corp.	FPFC	OH	3,074.3	10.55	7.44	0.85	8.51	20.09	350.9	13.2	12.2	108.2	158.7	11.42	3.09
First Star Bancorp Inc.	FSSB	PA	587.3	6.07	6.07	0.40	7.29	35.00	20.6	8.7	NA	58.5	58.5	3.51	0.11
FirstFed Financial Corp.	FED	CA	9,295.6	7.58	7.57	1.27	20.28	52.04	862.3	6.8	6.8	122.9	123.2	9.32	0.00
Flagstar Bancorp Inc.	FBC	MI	15,497.2	5.24	5.24	0.49	9.42	12.23	778.1	10.5	9.3	95.8	95.8	5.02	3.27
Flushing Financial Corp.	FFIC	NY	2,836.5	7.70	7.11	0.84	11.14	15.55	328.6	13.6	13.7	150.4	164.0	11.58	3.09
FPB Financial Corp.	FPBF	LA	135.5	6.26	6.26	0.73	11.61	38.25	10.8	11.4	11.6	127.1	127.1	7.96	1.25
Franklin Bank Corp.	FBTX	TX	5,537.4	7.81	5.07	0.38	6.08	17.30	408.1	26.6	16.8	116.1	222.7	7.38	0.00
Great American Bancorp	GTPS	IL	141.6	12.27	11.97	1.07	8.92	33.40	22.7	15.2	15.2	130.4	134.1	15.99	1.32
Great Lakes Bancorp, Inc.	GLK	NY	884.4	15.32	14.08	(0.10)	(0.88)	12.20	133.3	NM	NM	98.3	108.6	15.06	0.00
Great Pee Dee Bancorp Inc.	PEDE	SC	220.2	12.33	12.09	0.80	6.42	16.00	28.6	16.2	15.3	105.5	107.9	13.01	4.00
Greater Atlantic Financial	GAFC	VA	286.6	2.82	2.49	(1.36)	(37.18)	2.60	7.9	NM	NM	97.4	110.4	2.74	0.00
GS Financial Corp.	GSLA	LA	168.4	16.21	16.21	1.21	8.16	21.00	26.6	12.1	NA	97.4	97.4	15.79	1.90
Guaranty Bancorp Inc.	GUAA	NH	291.3	8.24	8.24	0.83	9.89	34.00	33.0	14.3	NA	137.6	137.6	11.34	0.00
Hampden Bancorp Inc.	HBNK	MA	NA	NA	NA	NA	NA	12.25	97.4	NA	NA	NA	NA	NA	0.00
Harleysville Savings Financial	HARL	PA	749.8	6.51	6.51	0.50	8.05	16.53	64.7	16.9	17.0	130.8	130.8	8.51	4.11
Harrington West Finl Grp Inc	HWFG	CA	1,154.5	5.86	5.34	0.72	12.85	17.11	93.4	11.6	11.0	138.0	152.5	8.09	2.92
HF Financial Corp.	HFFC	SD	1,012.0	5.99	5.53	0.56	9.49	18.17	72.3	13.7	20.5	119.2	129.8	7.14	2.31
High Country Bancorp Inc.	HCBC	CO	201.4	9.06	9.06	0.47	5.20	20.00	17.3	18.7	NA	94.6	94.6	8.57	2.50
Hingham Instit. for Savings	HIFS	MA	691.7	7.49	7.49	0.71	9.19	36.35	77.0	16.6	16.6	148.6	148.6	11.13	2.20
HMN Financial Inc.	HMNF	MN	977.8	9.53	9.16	0.86	8.85	34.65	149.7	16.5	16.6	160.6	167.6	15.30	2.89
Home City Financial Corp.	HCFL	OH	149.2	9.30	9.16	0.53	5.80	15.05	12.6	15.8	15.8	90.7	92.2	8.43	3.19
Home Financial Bancorp	HWEN	IN	75.0	9.97	9.97	0.36	3.75	4.95	6.7	24.8	28.6	89.5	89.5	8.93	2.42
Home Loan Financial Corp.	HLFN	OH	158.2	11.69	11.69	0.25	2.11	14.85	22.3	55.0	55.0	120.6	120.6	14.10	5.39
HopFed Bancorp Inc.	HFBC	KY	770.9	6.79	5.73	0.56	7.79	16.02	58.1	14.8	14.2	111.1	133.0	7.54	3.00
Horizon Financial Svcs Corp.	HZFS	IA	132.0	8.31	8.31	(0.34)	(3.79)	11.75	9.2	NM	NM	83.5	83.5	6.94	2.38
Hudson City Bancorp Inc.	HCBK	NJ	35,506.6	13.89	13.49	0.91	5.70	13.16	7,318.1	24.8	24.8	139.0	143.8	19.30	2.43
Independence Federal Svgs Bank	IFSB	DC	158.5	8.14	8.14	(1.96)	(22.69)	10.25	15.9	NM	NM	123.3	123.3	10.04	0.00
Indian Village Bancorp Inc.	IDVB	OH	108.3	7.53	7.53	(0.14)	(1.89)	20.25	8.9	NM	NA	103.2	103.2	7.76	0.79
IndyMac Bancorp, Inc.	NDE	CA	29,495.3	6.88	6.52	1.17	19.09	26.98	1,951.5	5.6	5.5	97.1	102.8	6.68	7.41
Jefferson Bancshares Inc.	JFBI	TN	330.4	22.46	22.46	0.46	1.96	12.60	81.5	50.4	45.6	110.6	110.6	24.85	1.90
KNBT Bancorp Inc.	KNBT	PA	2,898.8	12.28	8.07	0.91	6.63	14.23	374.7	16.4	20.0	105.3	167.0	12.93	2.25
KS Bancorp Inc.	KSBI	NC	286.8	6.04	6.04	0.78	13.47	26.50	34.7	15.9	15.8	200.5	200.5	12.10	1.96
Legacy Bancorp	LEGC	MA	808.3	18.56	18.24	0.36	1.92	15.60	160.8	53.8	42.6	107.2	109.5	19.90	1.03
Lexington B&L Financial Corp.	LXMO	MO	133.5	11.27	10.75	0.67	6.39	26.00	16.2	17.9	18.0	107.9	113.9	12.17	1.54

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

Company	Ticker	State	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 3/13/07 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
Liberty Bancorp Inc.	LBCP	MO	295.1	16.86	16.86	0.62	5.35	11.14	53.0	30.9	30.9	106.6	106.6	17.97	0.90
Logansport Financial Corp.	LOGN	IN	159.9	11.00	11.00	0.62	5.72	18.00	15.7	15.8	20.3	89.1	89.1	9.80	3.33
LSB Corp.	LSBX	MA	543.3	10.69	10.69	0.02	0.22	16.50	75.8	NM	40.0	130.5	130.5	13.96	3.39
LSB Financial Corp.	LSBI	IN	368.4	9.46	9.46	0.91	9.89	26.68	42.8	12.9	12.9	122.8	122.8	11.61	3.00
MAF Bancorp Inc.	MAFB	IL	11,120.5	9.64	6.21	0.75	8.04	40.61	1,337.2	16.2	14.7	124.6	200.9	12.01	2.66
Malaga Financial Corporation	MLGF	CA	633.3	7.56	7.56	0.90	11.57	10.10	58.3	11.5	11.9	121.6	121.6	9.19	3.17
MASSBANK Corp.	MASB	MA	843.5	12.67	12.56	0.82	6.74	32.80	141.6	20.4	21.9	132.5	133.8	16.79	3.41
Mayflower Bancorp Inc.	MFLR	MA	238.7	8.11	8.09	0.46	5.97	11.40	23.9	21.5	21.5	123.1	123.5	9.99	3.51
Meta Financial Group Inc.	CASH	IA	754.5	5.78	5.35	0.02	0.34	30.81	78.6	NM	NM	179.3	194.5	10.37	1.69
MFB Corp.	MFBC	IN	501.9	7.99	7.33	0.73	9.60	33.72	44.6	12.6	13.5	111.3	122.2	8.89	1.96
Midland Capital Holdings Corp.	MCPH	IL	125.0	10.88	10.88	0.68	6.60	42.55	15.9	18.1	18.4	116.6	116.6	12.68	2.26
Monadnock Bancorp, Inc.	MNKB	NH	87.3	11.03	10.80	0.12	1.54	7.00	9.1	NM	82.7	94.1	96.3	10.38	0.00
Mutual Community Savings Bank	MTUC	NC	86.9	7.45	7.45	(1.01)	(12.85)	9.10	3.3	NM	NM	51.1	51.1	3.81	3.63
MutualFirst Financial Inc.	MFSF	IN	960.7	9.08	NA	0.49	5.39	20.04	87.5	18.1	18.1	100.3	120.9	9.11	2.99
NASB Financial Inc.	NASB	MO	1,559.7	10.23	10.06	1.31	13.06	35.09	291.9	14.7	14.8	183.0	186.4	18.71	2.56
NetBank Inc.	NTBK	GA	3,687.5	6.21	5.08	(4.66)	(59.48)	2.54	134.4	NM	NM	58.8	72.6	3.65	0.00
New England Bancshares	NEBS	CT	276.5	20.60	20.10	0.41	1.91	12.95	69.2	61.7	63.3	121.6	125.4	25.04	0.93
New Hampshire Thrift Bncshrs	NHTB	NH	672.0	7.20	5.50	0.75	11.03	16.05	67.1	13.7	13.7	138.6	185.0	9.98	3.24
New York Community Bancorp	NYB	NY	28,482.4	12.95	5.47	0.83	6.57	16.76	4,955.9	20.7	18.8	133.4	343.4	17.29	5.97
NewAlliance Bancshares Inc.	NAL	CT	7,247.7	18.80	12.73	0.70	3.65	15.67	1,777.8	32.0	30.6	126.1	199.9	23.70	1.53
Newport Bancorp Inc.	NFSB	RI	290.4	20.65	20.65	(0.58)	(4.34)	13.85	67.6	NA	NA	112.7	112.7	23.26	0.00
North Central Bancshares Inc.	FFFD	IA	515.5	8.18	7.29	0.96	11.24	40.50	55.9	12.2	12.2	132.5	150.1	10.85	3.46
Northeast Indiana Bancorp	NIDB	IN	230.1	10.51	10.35	0.56	5.49	16.40	22.0	16.9	19.5	91.4	93.1	9.61	3.90
NorthWest Indiana Bancorp	NWIN	IN	619.0	8.08	8.08	1.04	13.43	31.29	87.6	13.6	13.6	175.2	175.2	14.15	4.60
OC Financial Inc	OCFL	OH	64.2	10.36	10.36	(1.12)	(10.36)	10.95	6.1	NM	NM	92.2	92.2	9.55	0.00
OceanFirst Financial Corp.	OCFC	NJ	2,073.6	6.67	6.62	0.91	13.91	18.36	225.1	11.6	11.6	162.6	164.1	10.85	4.36
Ohio Savings Financial Corp.	OHSF	OH	17,243.1	7.37	7.37	1.09	14.46	11,775	1,974.1	NA	NA	NA	NA	NA	0.00
Osage Bancshares Inc.	OSBK	OK	116.0	11.56	11.56	0.58	4.81	9.75	NA	NA	NA	NA	NA	NA	0.00
Pacific Premier Bancorp	PPBI	CA	731.2	7.98	7.98	1.07	13.48	11.39	72.2	10.3	10.3	123.8	123.8	9.88	0.00
Pamrapo Bancorp Inc.	PBCI	NJ	636.6	9.20	9.20	1.02	11.03	22.73	113.1	17.4	18.1	193.1	193.1	17.77	4.05
Park Bancorp Inc.	PFED	IL	226.4	12.98	12.98	(0.11)	(0.87)	33.25	37.1	NM	NM	120.9	120.9	15.69	2.17
Parkvale Financial Corp.	PVSA	PA	1,863.5	6.86	5.25	0.74	11.17	29.50	168.1	12.3	12.4	131.4	174.7	9.01	2.71
Partners Trust Financial	PRTR	NY	3,747.6	13.18	6.89	0.62	4.67	11.15	491.9	21.0	20.1	99.6	205.0	13.13	2.51
Peoples Bancorp	PFDC	IN	500.1	12.55	12.11	0.62	4.81	19.85	62.6	21.3	20.9	100.8	104.9	12.64	3.83
Peoples Community Bancorp Inc.	PCBI	OH	1,028.1	8.52	5.79	(0.38)	(4.53)	17.21	82.6	NM	NM	94.3	142.9	8.04	3.49

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

Company	Ticker	State	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 3/13/07 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
Peoples-Sidney Financial Corp.	PSFC	OH	137.9	11.07	11.07	0.78	6.70	13.00	17.7	16.3	16.3	115.9	115.9	12.83	4.92
Perpetual Federal Savings Bank	PFOH	OH	363.1	15.34	15.34	1.04	7.00	25.50	63.0	16.4	16.4	113.1	113.1	17.34	3.92
PFF Bancorp Inc.	PFB	CA	4,614.9	8.68	8.66	1.27	14.94	29.64	729.5	13.1	13.3	182.1	182.6	15.81	2.56
Prince George’s FSB	PCGO	MD	98.9	12.62	12.62	1.02	8.73	25.25	NA	NA	NA	NA	NA	NA	2.97
Provident Financial Holdings	PROV	CA	1,770.3	7.56	7.56	0.86	10.27	27.68	185.1	13.6	15.3	138.5	138.5	10.47	2.60
Provident Financial Services	PFS	NJ	5,743.0	17.75	11.11	0.92	5.17	16.75	1,060.6	19.3	19.5	103.9	179.7	18.44	2.39
Provident New York Bancorp	PBNY	NY	2,796.5	14.71	9.11	0.71	4.97	13.34	569.8	28.4	28.9	138.5	238.6	20.37	1.50
Pulaski Financial Corp.	PULB	MO	1,034.8	7.50	7.09	1.15	14.33	15.92	158.3	15.3	18.6	204.4	217.2	15.32	2.14
PVF Capital Corp.	PVFC	OH	915.6	7.72	7.72	0.57	7.47	11.49	88.8	17.2	17.2	125.6	125.6	9.69	2.58
Rainier Pacific Finl Group Inc	RPFG	WA	902.7	9.73	9.72	0.33	3.45	20.85	137.4	41.7	41.7	145.5	151.2	14.16	1.25
Redwood Financial Inc.	REDW	MN	86.2	9.45	9.45	0.41	3.89	17.25	7.4	26.1	26.1	94.6	94.6	8.95	0.00
River Valley Bancorp	RIVR	IN	333.5	7.12	7.11	0.53	7.50	17.50	28.3	14.7	15.9	119.1	119.3	8.49	4.57
Riverview Bancorp Inc.	RVSB	WA	835.6	11.73	8.86	1.45	11.98	16.50	191.6	16.5	16.6	195.5	268.7	22.93	2.42
RMG Capital Corporation	RMGC	CA	649.8	6.33	6.29	0.81	10.20	24.00	64.6	15.9	NA	156.4	157.4	9.90	0.63
Roebling Financial Corp.	RBLG	NJ	132.4	12.40	12.40	0.30	2.27	12.25	21.0	55.7	55.7	127.7	127.7	15.85	0.00
Rome Bancorp Inc.	ROME	NY	298.6	25.88	25.88	0.83	2.91	12.48	105.6	43.0	43.2	136.7	136.7	35.38	2.56
Royal Financial Inc.	RYFL	IL	129.8	25.05	25.05	0.16	0.57	16.70	43.0	NM	NM	132.3	132.3	33.13	0.00
San Luis Trust Bank FSB	SNLSE	CA	256.0	10.41	10.41	1.79	18.12	11.50	50.1	10.9	10.9	188.2	188.2	19.58	2.09
SE Financial Corp.	SEFL	PA	180.0	13.37	13.37	(0.20)	(1.42)	12.30	28.1	NM	NM	97.5	97.5	13.03	0.98
Security Bancorp Inc.	SCYT	TN	133.9	9.68	9.68	1.11	12.40	37.75	15.5	10.4	NA	NA	NA	NA	1.99
Security Federal Bancorp Inc.	SIYF	AL	70.7	16.10	16.10	0.77	4.79	17.25	12.0	22.7	NA	105.5	105.5	16.98	3.48
Security Federal Corp.	SFDL	SC	714.6	5.82	5.59	0.59	10.32	25.00	65.2	16.2	16.2	157.3	164.3	9.15	0.96
Severn Bancorp Inc.	SVBI	MD	910.2	9.15	9.12	1.84	20.99	21.03	211.7	13.5	13.1	254.2	255.2	23.26	1.04
SFB Bancorp Inc.	SFBK	TN	59.4	20.50	20.50	1.03	5.05	22.50	10.3	NA	NA	NA	NA	NA	0.89
Sistersville Bancorp Inc.	SVBC	WV	52.7	15.43	15.43	0.65	4.08	18.00	7.1	NA	NA	NA	NA	NA	3.00
South Street Financial Corp.	SSFC	NC	268.8	9.70	9.70	0.56	5.50	8.54	25.2	17.4	16.9	96.8	96.8	9.39	4.68
Southern Banc Co.	SRNN	AL	101.0	15.25	15.25	0.01	0.08	14.85	12.0	NM	NM	77.8	77.8	11.87	2.36
Southern Community Bancshares	SCBS	AL	58.7	13.31	13.31	0.56	4.75	10.00	6.4	NA	NA	82.1	82.1	10.93	3.30
SouthFirst Bancshares Inc.	SZBI	AL	142.2	7.05	6.70	0.38	5.21	12.00	8.6	15.2	16.2	84.8	89.7	5.98	3.33
Sovereign Bancorp Inc.	SOV	PA	89,641.8	9.64	3.73	0.17	1.82	24.19	11,493.7	NM	28.2	135.7	389.2	12.82	1.32
State of Franklin Bcshs Inc.	SFKT	TN	343.2	8.01	8.01	0.79	10.50	24.60	25.2	14.9	15.7	NA	NA	NA	0.00
Sturgis Bancorp	STBI	MI	320.9	8.59	7.08	1.02	11.67	12.90	31.2	10.0	9.4	113.2	139.6	9.72	3.72
Superior Bancorp	SUPR	AL	2,439.2	11.30	6.44	0.30	3.55	11.02	381.9	52.5	46.3	138.6	256.3	15.67	0.00
Synergy Finl Group Inc.	SYNF	NJ	986.3	9.99	9.92	0.42	4.29	15.88	180.8	41.8	41.8	183.5	184.8	18.33	1.51
Teche Holding Company	TSH	LA	695.1	9.27	8.77	1.09	11.99	46.19	102.0	14.2	14.4	158.6	168.5	14.71	2.68

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

Company	Ticker	State	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 3/13/07 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
TF Financial Corp.	THRD	PA	653.6	10.15	9.52	0.83	8.68	30.26	87.0	14.9	14.8	123.3	131.9	12.51	2.64
Third Century Bancorp	TDCB	IN	131.5	14.70	14.70	0.43	2.69	11.85	19.6	32.9	32.9	101.3	101.3	14.89	1.35
TierOne Corp.	TONE	NE	3,431.2	10.30	8.95	1.25	12.48	25.25	456.0	10.5	10.5	129.0	150.5	13.28	1.11
Timberland Bancorp Inc.	TSBK	WA	594.2	13.01	11.96	1.44	10.40	36.48	133.9	16.4	16.4	173.3	190.8	22.54	1.97
TrustCo Bank Corp NY	TRST	NY	3,161.2	7.58	7.56	1.52	19.68	9.46	708.9	15.8	15.6	295.7	296.6	22.41	6.77
United Community Finl Corp.	UCFC	OH	2,703.5	10.41	9.23	0.92	8.72	10.49	325.0	12.8	12.8	115.5	132.0	12.02	3.62
United Tennessee Bankshares	UNTN	TN	121.8	10.42	10.00	0.80	7.22	21.05	18.4	21.3	21.2	144.7	151.6	15.09	2.09
United Western Bancorp, Inc.	UWBK	CO	2,156.5	5.00	5.00	0.54	10.49	23.87	173.2	15.9	NA	160.7	160.7	8.03	1.01
Virginia SB FSB	VSBR	VA	NA	NA	NA	NA	NA	16.25	30.9	NA	NA	243.4	243.4	17.20	2.31
Washington Fed Bank for Svgs	WFBS	IL	73.4	9.10	9.10	1.06	11.72	19.00	2.6	NA	NA	NA	NA	NA	0.00
Washington Federal Inc.	WFSL	WA	9,150.8	13.98	13.45	1.60	11.37	22.80	1,993.9	14.3	14.3	155.8	163.0	21.79	3.60
Washington Mutual Inc.	WM	WA	346,288.0	7.79	5.16	1.02	13.47	39.79	35,374.7	10.9	12.3	141.1	221.4	10.80	5.43
Washington Savings Bank FSB	WSB	MD	433.6	14.20	14.20	0.80	6.05	8.45	63.2	19.2	19.3	102.7	102.7	14.58	1.89
Wayne Savings Bancshares	WAYN	OH	409.0	8.63	8.08	0.55	6.07	14.01	44.8	20.3	20.8	129.0	138.6	11.13	3.43
Wells Financial Corp.	WEFP	MN	267.4	9.10	9.10	0.78	8.52	29.50	27.7	13.8	13.8	114.0	114.0	10.37	3.53
West Town Bancorp Inc.	WTWN	IL	53.8	6.31	6.31	0.18	3.01	15.00	3.2	NA	NA	95.1	95.1	5.99	0.00
Westfield Financial Inc.	WFD	MA	996.8	29.03	29.03	0.56	3.99	10.26	327.5	68.4	65.0	113.1	113.1	32.84	1.95
Willow Financial Bncp Inc.	WFBC	PA	1,539.5	13.57	7.18	0.76	5.82	11.55	192.2	15.0	NA	86.4	175.2	11.72	4.16
WSFS Financial Corp.	WSFS	DE	2,997.4	7.07	7.03	1.03	15.42	63.05	418.8	14.3	13.7	197.5	199.7	13.97	0.51
WVS Financial Corp.	WVFC	PA	417.5	7.19	7.19	0.79	11.47	16.40	38.1	11.3	11.3	126.3	126.3	9.08	3.90

Average	NA	NA	4,273.0	10.62	9.88	0.57	5.93	NA	507.6	21.0	23.3	125.2	141.8	12.91	2.23
Median	NA	NA	457.1	9.42	8.66	0.62	6.34	NA	62.6	17.9	18.7	120.3	130.5	11.58	2.25

(1)	Excludes public thrifts subject to mutual holding company ownership or target of a pending acquisition.

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Pro Forma Assumptions for Conversion Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 5.00%, which represented the yield on one-year U.S. Treasury securities at December 31, 2006. The effective income tax rate was assumed to be 34.0%, resulting in a net after-tax yield of 3.30%.

3.	It is assumed that 8.0% of the total shares of common stock to be sold in the offering will be acquired by the Bank’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 20-year loan to the ESOP from the Company. No re-investment is assumed on proceeds used to fund the ESOP.

4.	It is assumed that that the Bank’s recognition and retention plan (“RRP”) will purchase in the open market a number of shares equal to 4.0% of the total shares sold in the offering. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RRP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RSP.

5.	It is assumed that an additional 10.0% of the total shares sold in the offering will be reserved for issuance by the Bank’s stock option plan. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $4.05 per share. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period, 25% of the options granted were non-qualified options for income tax purposes, the options would vest at a rate of 20% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period.

6.	Following the Conversion, the Bank will be subject to the Louisiana Shares Tax, which is an additional tax liability assessed on the value of the Bank’s stock and calculated based on a percentage of the Bank’s equity and capitalized earnings. The pro forma estimates of the shares tax are based on the incremental infusion of net capital proceeds into the Bank.

7.	Fixed offering expenses are estimated at $900,000. Marketing fees for the stock offering are estimated at 1.00% of the amount of stock sold in the offering, excluding stock purchased by the ESOP and an estimated aggregate amount of approximately $2.3 million in stock purchased by employees, directors, and their immediate families.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Pro Forma Conversion Valuation Range

Bank of New Orleans

Historical Financial Data as of December 31, 2006

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum	Adj. Max.
Shares sold	4,505,000	5,300,000	6,095,000	7,009,250
Offering price	$10.00	$10.00	$10.00	$10.00

Gross proceeds	$45,050	$53,000	$60,950	$70,093
Less: estimated offering expenses	(1,291)	(1,364)	(1,437)	(1,522)

Net offering proceeds	43,759	51,636	59,513	68,571
Less: ESOP purchase	(3,604)	(4,240)	(4,876)	(5,607)
Less: RRP purchase	(1,802)	(2,120)	(2,438)	(2,804)

Net investable proceeds	$38,353	$45,276	$52,199	$60,160

Net Income:
Historical LTM ended 12/31/06	$2,023	$2,023	$2,023	$2,023
Pro forma income on net proceeds	1,266	1,494	1,723	1,985
Pro forma state shares tax	(327)	(347)	(368)	(391)
Pro forma ESOP adjustment	(119)	(140)	(161)	(185)
Pro forma RRP adjustment	(238)	(280)	(322)	(370)
Pro forma option adjustment	(334)	(393)	(452)	(519)

Pro forma net income	$2,271	$2,357	$2,443	$2,543

Pro forma earnings per share	$0.55	$0.48	$0.43	$0.39

Core Earnings:
Historical LTM ended 12/31/06	$1,781	$1,781	$1,781	$1,781
Pro forma income on net proceeds	1,266	1,494	1,723	1,985
Pro forma state shares tax	(327)	(347)	(368)	(391)
Pro forma ESOP adjustment	(119)	(140)	(161)	(185)
Pro forma RRP adjustment	(238)	(280)	(322)	(370)
Pro forma option adjustment	(334)	(393)	(452)	(519)

Pro forma core earnings	$2,029	$2,115	$2,201	$2,301

Pro forma core earnings per share	$0.49	$0.43	$0.39	$0.36

Total Equity	$29,198	$29,198	$29,198	$29,198
Net offering proceeds	43,759	51,636	59,513	68,571
Less: ESOP purchase	(3,604)	(4,240)	(4,876)	(5,607)
Less: RRP purchase	(1,802)	(2,120)	(2,438)	(2,804)

Pro forma total equity	$67,551	$74,474	$81,397	$89,358

Pro forma book value	$14.99	$14.05	$13.35	$12.75

Tangible Equity	$29,198	$29,198	$29,198	$29,198
Net offering proceeds	43,759	51,636	59,513	68,571
Less: ESOP purchase	(3,604)	(4,240)	(4,876)	(5,607)
Less: RRP purchase	(1,802)	(2,120)	(2,438)	(2,804)

Pro forma tangible equity	$67,551	$74,474	$81,397	$89,358

Pro forma tangible book value	$14.99	$14.05	$13.35	$12.75

Total Assets	$219,726	$219,726	$219,726	$219,726
Net offering proceeds	43,759	51,636	59,513	68,571
Less: ESOP purchase	(3,604)	(4,240)	(4,876)	(5,607)
Less: RRP purchase	(1,802)	(2,120)	(2,438)	(2,804)

Pro forma total assets	$258,079	$265,002	$271,925	$279,886

Pro Forma Ratios:
Price / LTM EPS	18.2	20.8	23.3	25.6
Price / Core EPS	20.4	23.3	25.6	27.8
Price / Book Value	66.7%	71.2%	74.9%	78.4%
Price / Tangible Book Value	66.7%	71.2%	74.9%	78.4%
Price / Total Assets	17.46%	20.00%	22.41%	25.04%
Total Equity / Assets	26.17%	28.10%	29.93%	31.93%
Tangible Equity / Assets	26.17%	28.10%	29.93%	31.93%

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-3

Pro Forma Fully Converted Analysis at the Maximum Valuation

Bank of New Orleans

Historical Financial Data as of December 31, 2006

	Symbol	Data
Valuation Parameters
Net income — LTM	Y	$2,023,000
Core earnings — LTM	Y	1,781,440
Net worth	B	29,198,000
Tangible net worth	B	29,198,000
Total assets	A	219,726,000
Expenses in conversion	X	1,437,405
Other proceeds not reinvested	O	7,314,000
ESOP purchase	E	4,876,000
ESOP expense (pre-tax)	F	243,939
RSP purchase	M	2,438,000
RSP expense (pre-tax)	N	487,879
Stock option expense (pre-tax)	Q	493,695
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	3.30%
Tax rate	T	34.00%
Shares for EPS	S	92.40%

Pro Forma Valuation Ratios at Maximum Value
Price / LTM EPS	P/E	23.26 x
Price / Core EPS	P/E	25.64 x
Price / Book Value	P/B	74.91%
Price / Tangible Book	P/TB	74.91%
Price / Assets	P/A	22.41%

Pro Forma Calculation at Maximum Value				Based on

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$60,950,000	[LTM earnings]
	1 - (P/E / S) * R

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$60,950,000	[Core earings]
	1 - (P/E / S) * R

V =	P/B * (B - X - E - M)	=	$60,950,000	[Book value]
	1 - P/B

V =	P/TB * (B - X - E - M)	=	$60,950,000	[Tangible book]
	1 - P/TB

V =	P/A * (B - X - E - M)	=	$60,950,000	[Total assets]
	1 - P/A

Pro Forma Valuation Range
Minimum =	$53,000,000	x	0.85	=	$45,050,000
Midpoint =	$53,000,000	x	1.00	=	$53,000,000
Maximum =	$53,000,000	x	1.15	=	$60,950,000
Adj. Max. =	$60,950,000	x	1.15	=	$70,092,500

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-4

Comparative Valuation Ratio Differential

Pro Forma Fully Converted Valuation

Computed from Market Price Data as of March 13, 2007

Valuation Ratio	Symbol	Bank of New Orleans	Comparative Group		All Public Thrifts (1)
			Average	Median	Average	Median

Price / LTM EPS	P/E		20.0	16.8	21.0	17.9
Minimum	(X)	18.2	-9.1%	8.2%	-13.4%	1.6%
Midpoint		20.8	4.1%	24.0%	-0.8%	16.4%
Maximum		23.3	16.2%	38.4%	10.7%	29.9%
Adj. Maximum		25.6	28.1%	52.6%	22.1%	43.2%

Price / Core EPS	P/E		25.8	16.9	23.3	18.7
Minimum	(X)	20.4	-21.0%	20.8%	-12.4%	9.1%
Midpoint		23.3	-10.0%	37.6%	-0.2%	24.4%
Maximum		25.6	-0.8%	51.7%	10.0%	37.1%
Adj. Maximum		25.6	-0.8%	51.7%	10.0%	37.1%

Price / Book Value	P/B		105.5	107.6	125.2	120.3
Minimum	(%)	66.7	-36.8%	-38.0%	-46.7%	-44.5%
Midpoint		71.2	-32.6%	-33.9%	-43.2%	-40.8%
Maximum		74.9	-29.0%	-30.4%	-40.2%	-37.7%
Adj. Maximum		78.4	-25.7%	-27.1%	-37.4%	-34.8%

Price / Tangible Book	P/TB		111.1	110.2	141.8	130.5
Minimum	(%)	66.7	-40.0%	-39.4%	-53.0%	-48.9%
Midpoint		71.2	-36.0%	-35.4%	-49.8%	-45.5%
Maximum		74.9	-32.6%	-32.0%	-47.2%	-42.6%
Adj. Maximum		78.4	-29.4%	-28.8%	-44.7%	-39.9%

Price / Total Assets	P/A		11.67	9.64	12.91	11.58
Minimum	(%)	17.46	49.6%	81.2%	35.2%	50.7%
Midpoint		20.00	71.4%	107.6%	54.9%	72.7%
Maximum		22.41	92.1%	132.6%	73.6%	93.6%
Adj. Maximum		25.04	114.6%	159.9%	94.0%	116.3%

(1)	Excludes companies subject to MHC ownership or pending acquisitions.